                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                             CMS Energy Corporation
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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        pursuant to Exchange Act Rule 0-11 (set forth the amount on which the
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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION
CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (02-02)

                                (CMS ENERGY LOGO)

                             CMS ENERGY CORPORATION
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 18, 2007

To Fellow Shareholders of CMS Energy Corporation:

Our annual meeting of shareholders of CMS Energy Corporation (the "Corporation") will be held on Friday, May 18, 2007, at 9:00 A.M., Eastern Daylight Saving Time, at our corporate headquarters located at One Energy Plaza, Jackson, Michigan 49201. The purposes of the annual meeting are to:

     (1) Elect eleven members to the Corporation's Board of Directors;

     (2) Consider a proposal to ratify the appointment of an independent registered public accounting firm to audit the Corporation's consolidated financial statements for the year ending December 31, 2007; and

     (3) Transact such other business as may properly come before the annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2. The proxy holders will use their discretion on other matters that may arise at the annual meeting.

Our annual report to the shareholders for the year 2006, including the Form 10-K with our consolidated financial statements, previously has been furnished to you.

All shareholders are invited to attend our annual meeting. If you were a shareholder of record at the close of business on March 30, 2007, you are entitled to vote. Every vote is important. Please vote using a touch-tone telephone, the Internet, or by signing and returning the enclosed proxy card. You can help minimize our costs by promptly voting via telephone or the Internet.

                                        By Order of the Board of Directors

                                        Catherine M. Reynolds
                                        Corporate Secretary

CMS Energy Corporation
One Energy Plaza
Jackson, Michigan 49201

April 11, 2007

                                 PROXY STATEMENT

                                  ------------

                                TABLE OF CONTENTS




GENERAL INFORMATION ABOUT THE 2007 ANNUAL MEETING AND VOTING.............   Page  1

CORPORATE GOVERNANCE.....................................................   Page  4

  Background.............................................................   Page  4

  Board of Directors.....................................................   Page  5

  Director Independence..................................................   Page  5

  Majority Voting Policy.................................................   Page  6

  Codes of Ethics........................................................   Page  6

  Director Communication Process.........................................   Page  6

  Related Party Transactions.............................................   Page  7

  Board And Committee Information........................................   Page  7

PROPOSAL 1: ELECT ELEVEN MEMBERS TO THE CORPORATION'S BOARD OF
  DIRECTORS..............................................................   Page 12

VOTING SECURITY OWNERSHIP................................................   Page 15

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE..................   Page 16

COMPENSATION DISCUSSION AND ANALYSIS.....................................   Page 16

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT........................   Page 24

COMPENSATION TABLES......................................................   Page 25

REPORT OF THE AUDIT COMMITTEE............................................   Page 39

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM...........   Page 39

PROPOSAL 2: RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
  ACCOUNTING FIRM........................................................   Page 40

2008 PROXY STATEMENT INFORMATION.........................................   Page 41

                                 PROXY STATEMENT


                                 --------------

          GENERAL INFORMATION ABOUT THE 2007 ANNUAL MEETING AND VOTING

The Board of Directors of CMS Energy Corporation ("CMS" or the "Corporation") solicits your proxy for our annual meeting of shareholders.

The terms "we" and "our" as used in this proxy statement generally refer to CMS Energy Corporation and its collective affiliates, including its principal subsidiary Consumers Energy Company ("Consumers"). While established, operated and regulated as separate legal entities and publicly traded companies, CMS and Consumers historically have had the same individuals serve as members of both Boards of Directors and Committees of the Board, adopted coordinated director and executive compensation arrangements and plans as well as auditing relationships. The two companies also historically have significant overlap in executive management. Thus, in certain contexts in this proxy statement, the terms "our" and "we" refer to each of CMS and Consumers and satisfy their respective disclosure obligations. In addition, the disclosures frequently reference "Boards" and "Committees" and similar plural presentations to reflect these parallel structures of CMS and Consumers

Q:     WHAT ARE THE PURPOSES OF THIS ANNUAL MEETING?

A:     At the meeting, our shareholders will be asked to:

       1) Elect eleven members to the Corporation's Board of Directors. The nominees are: Merribel S. Ayres, Jon E. Barfield, Richard M. Gabrys, David W. Joos, Philip R. Lochner, Jr., Michael T. Monahan, Joseph F. Paquette, Jr., Percy A. Pierre, Kenneth L. Way, Kenneth Whipple and John B. Yasinsky (see Proposal 1 found later in this proxy statement);

       2) Ratify the appointment of PricewaterhouseCoopers LLP as the Corporation's independent public accounting firm for the year 2007 (see Proposal 2 found later in this proxy statement); and

       3) Transact such other business as may properly come before the annual meeting. The Board of Directors knows of no other matters that might be presented to the meeting except matters incident to the conduct of the meeting. However, if any other matters (including matters incident to the conduct of the meeting) do come before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

Q:     WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

A: Only shareholders of record at the close of business on March 30, 2007 are entitled to vote at the annual meeting. As of March 30, 2007, the Corporation's only outstanding securities entitled to vote at the annual meeting consisted of a total of 224,177,088 shares of Common Stock ($.01 par value). Each outstanding share is entitled to one vote on all matters that come before the annual meeting. All shares represented by valid proxies will be voted at the annual meeting.

Q: WHAT IS THE DIFFERENCE BETWEEN A SHAREHOLDER OF RECORD AND A "STREET NAME" HOLDER?

A: If your shares are registered directly in your name you are considered the shareholder of record for those shares.

       If your shares are held in a stock brokerage account or by a bank or other nominee you are considered the beneficial owner of the shares and your shares are said to be held in "street name." Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee how to vote their shares using the method described under "How do I vote my shares?" below. If you hold your shares in a brokerage account but you fail to return your voting instruction card to your broker, stock exchange rules will determine whether your broker may vote your shares without first receiving instructions from you on an item being presented to shareholders for approval at the annual meeting.

Q: WHO MAY ATTEND THE ANNUAL MEETING AND ARE THERE ANY REQUIREMENTS I MUST MEET IN ORDER TO ATTEND THE MEETING IN PERSON?

A: Any shareholder of record as of March 30, 2007 may attend. You will be asked to register upon arrival at the meeting and will be required to present a form of photo identification (such as a driver's license) prior to being admitted to the meeting. If your shares are held in street name and you plan to attend the meeting bring your most recent brokerage statement of account for evidence of ownership.

Q:     HOW DO I VOTE MY SHARES?

A: If you hold your shares in your own name as a shareholder of record, you may vote by telephone, through the Internet, by mail or by casting a ballot in person at the annual meeting.

       - To vote by telephone or through the Internet, follow the instructions attached to your proxy card.

       - To vote by mail, complete your proxy card, sign and date it, and return it in the enclosed, postage-paid envelope.

       YOU CAN HELP MINIMIZE OUR COSTS BY PROMPTLY VOTING VIA TELEPHONE OR THE INTERNET.

       If your shares are voted by proxy, the shares will be voted as you instruct. If you sign and return your proxy card, but do not give any specific voting instructions on your proxy card, your shares will be voted as the Board recommends. Your shares will also be voted as recommended by the Board, in its discretion, on any other business that is properly presented for a vote at the meeting.

       If your shares are held in street name, you must vote your shares in the manner prescribed by your brokerage firm, bank or other nominee. Your brokerage firm, bank or other nominee should provide a voting instruction form for you to use in directing it how to vote your shares.

Q:     CAN I CHANGE MY VOTE AFTER I HAVE VOTED OR CAN I REVOKE MY PROXY?

A: Yes. If you are a shareholder of record, you can revoke your signed proxy card at any time before it is voted at the annual meeting, either by signing and returning a proxy card with a later date or by attending the annual meeting in person and changing your vote prior to the start of the meeting. If you have voted your shares by telephone or the Internet, you can revoke your prior telephone or Internet vote by recording a different vote, or by signing and returning a proxy card dated as of a date later than your last telephone or Internet vote.

       If you are the beneficial owner of your shares, you may submit new voting instructions to your broker, bank or other nominee.

Q:     IS MY VOTE CONFIDENTIAL?

A: Yes, CMS shareholder voting is confidential (except as may become necessary to meet applicable legal requirements or in the event a proxy solicitation in opposition to the election of the Corporation's Board nominees is initiated). This is true for all beneficial holders, including employees and retirees who are shareholders through participation in the Employee Savings Plan (our 401(k) plan). Confidentiality of the proxy voting process means:

       - Anyone who has access to voting information will not discuss how any individual shareholder votes;

       - Proxy cards and proxy forms are to be kept in a secure area so that no one has access to them except for the persons assigned to handle and tabulate the proxies;

       - Whether a shareholder has or has not voted is confidential, just as is how a shareholder votes;

       - Any comments provided by shareholders are confidential. Certain specific comments and summaries of comments are provided to management, but there is no disclosure of who made the comments;


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

       - Proxy voting tabulations will be provided to management and to others as appropriate, but the results provided will be only totals and meaningful subtotals; and

       - The confidentiality policy discussed above relates to all beneficial holders, although banks and brokers who hold shares on behalf of others will continue to be subject to proxy solicitation rules as is standard in the industry.

Q:     WHAT CONSTITUTES A QUORUM AT THE ANNUAL MEETING?

A: The presence of the holders of a majority of the outstanding shares of common stock in person or by proxy at the annual meeting will constitute a quorum, which is needed to transact any business.

Q:     HOW ARE VOTES COUNTED FOR EACH ITEM?

A: The determination of approval of corporate action by the shareholders is based on votes "for" and "against" (or "withhold authority" in the context of the election of directors). In general, abstentions are not counted as "against" or "withhold authority" votes but are counted in the determination of a quorum. With respect to Proposal 1 below, the election of each director requires approval from a plurality of the shares voted. On Proposal 2, approval requires votes "for" by a majority of the shares voted.

       Although Michigan law provides for the election of directors by a plurality of voted shares as described above, the CMS Board of Directors adopted a majority voting policy in order to offer our shareholders a meaningful alternative to plurality voting. Under this policy, any director nominee who receives less than a majority of the votes cast by our shareholders shall tender his or her resignation for a determination by disinterested members of the Board whether to accept or decline that director's resignation. This policy is described in greater detail later in this proxy statement under the heading CORPORATE
       GOVERNANCE -- Majority Voting Policy.

       Under the New York Stock Exchange ("NYSE") listing standards, if your broker, bank or other nominee holds your shares in its name and does not receive voting instructions from you, your broker, bank or other nominee has discretion to vote these shares on certain "routine" matters, including the election of directors and the ratification of the independent registered public accounting firm. However, on non-routine matters, such as the approval of equity compensation plans, your broker, bank or other nominee must receive voting instructions from you, as they do not have discretionary voting power for that particular item. These "broker discretionary votes" on both routine and non-routine matters are counted toward establishing a quorum. On "routine" matters, broker discretionary votes are counted toward determining the outcome on that "routine" matter.

Q:     WHAT IS "HOUSEHOLDING" AND HOW DOES IT AFFECT ME?

A: The Securities and Exchange Commission ("SEC") permits us to deliver a single copy of the annual report and proxy statement to shareholders who have the same address and last name. Each shareholder will continue to receive a separate proxy card. This procedure, called "householding," will reduce the volume of duplicate information you receive and reduce our printing and postage costs. A shareholder wishing to receive a separate annual report or proxy statement can notify CMS at the address or telephone number below. Similarly, shareholders currently receiving multiple copies of these documents can request the elimination of duplicate documents by contacting our Investor Services Department, One Energy Plaza, Jackson, Michigan 49201, telephone 517-788-1868.

Q: CAN I ACCESS CMS' PROXY MATERIALS VIA THE INTERNET RATHER THAN RECEIVING THEM IN PRINTED FORM?

A: Yes. We offer shareholders of record the opportunity to access the proxy materials over the Internet rather than in printed form. This gives shareholders faster delivery of these documents and saves CMS and its shareholders the cost of printing and mailing these materials. If you have already agreed to delivery of CMS' proxy materials via the Internet, you may access these materials at the following Internet address: www.cmsenergy.com.

Q:     WHO PAYS THE COST OF SOLICITING PROXIES?

A: The cost of solicitation of proxies will be borne by CMS. Proxies may be solicited by officers and other employees of CMS or its subsidiaries or affiliates, personally or by telephone, facsimile, Internet, or mail. We have arranged for Morrow & Co., Inc., 470 West Avenue, Stamford, CT 06902, to solicit proxies in such manner, and it is anticipated that the cost of such solicitations will not exceed $10,000, plus incidental expenses. We may also reimburse brokers, dealers, banks, voting trustees or other record holders for postage and other reasonable expenses of forwarding the proxy material to the beneficial owners of CMS Common Stock held of record by such brokers, dealers, banks, voting trustees or other record holders.

Q: HOW DOES A SHAREHOLDER RECOMMEND A PERSON FOR ELECTION TO THE BOARDS OF DIRECTORS FOR THE 2007 ANNUAL MEETING?

A: Shareholders can submit recommendations of nominees for election to the Boards of Directors. Shareholders' recommendations will be provided to the Governance and Public Responsibility Committees for consideration. The recommendations should include (a) the qualifications of the proposed nominee to serve on the Boards, (b) the principal occupation and employment of the proposed nominee for the past five years, (c) each directorship, trustee position or similar position currently held by the proposed nominee, and (d) a statement from the proposed nominee that he or she has consented to the submission of the recommendation. Shareholders should send their written recommendations of nominees c/o the Corporate Secretary, CMS Energy Corporation or Consumers Energy Company, One Energy Plaza, Jackson, MI 49201.

                              CORPORATE GOVERNANCE

BACKGROUND

In March of 2003, the CMS and Consumers Boards of Directors adopted Corporate Governance Principles (the "Principles") that generally formalized long-standing corporate and Board practices, although with various updated aspects reflecting developing best practices as well as Securities and Exchange Commission ("SEC") and New York Stock Exchange ("NYSE") standards. The Principles detail the role of the Boards and their Committees, the selection and role of the Chief Executive Officer ("CEO"), the composition and meeting procedures of the Boards and their Committees, as well as Board and Committee compensation and self-evaluation guidelines. At the same time, the Boards adopted, upon the recommendations of their Governance and Public Responsibility Committees as well as the applicable Committees, Charters for each of their standing Committees, except the Executive Committees, that detailed their purposes and duties, composition, meetings, performance evaluations, resources and authority as well as other aspects of Committee activities.

In October of 2006 the Boards approved an amendment and restatement of the Principles and all Committee Charters pursuant to the Governance and Public Responsibility Committees' recommendations as well as the recommendations of the respective committees. The Principles were modified to incorporate the common and duplicative provisions from the various Committees' charters into the Principles, use plain English and incorporate the previously approved director majority voting policy into the Principles. All Committee Charters were revised to develop clearer Board delegations of flexible guidelines and responsibilities for each Committee.

The current versions of our Principles, the Charters of our standing Committees (other than the Executive Committee), and other corporate governance information, including our Employee and Director Codes of Conduct are available through our Website at www.cmsenergy.com/corporategovernance. We will provide this information in hardcopy form to any shareholder who requests it.

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BOARDS OF DIRECTORS

The Boards provide oversight with respect to our overall performance, strategic direction and key corporate policies. They approve major initiatives, advise on key financial and business objectives, and monitor progress with respect to these matters. Members of the Boards are kept informed of our business by various reports and documents provided to them on a regular basis, including operating and financial reports made at Board and Committee meetings by our CEO, Chief Financial Officer ("CFO") and other officers. The Boards have five standing committees, the principal responsibilities of which are described below.

DIRECTOR INDEPENDENCE

A director is independent if the Boards affirmatively determine that he or she has no material relationships with CMS or Consumers and otherwise satisfies the independence requirements of the NYSE and our more stringent director independence guidelines included in our Principles posted at www.cmsenergy.com/corporategovernance. A director is "independent" under the NYSE listing standards if the Boards affirmatively determine that the director has no material relationship with CMS or Consumers directly or as a partner, shareholder or officer of an organization that has a relationship with CMS or Consumers. The Boards have established categorical standards to assist them in determining director independence. According to these standards, a director is independent if:

- No non-employee director has a material relationship with CMS or Consumers (either directly or as a partner, shareholder or officer of an organization that has a relationship with CMS or Consumers).

- During the last three years, no non-employee director or his or her family member:

  - received more than $25,000 in direct compensation from CMS or Consumers (in excess of payments for Board and Committee service);

  - was affiliated with or employed by the present or former auditors of CMS or Consumers;

  - was employed as an executive officer by another company that has an interlocking compensation committee with CMS or Consumers;

  - was an officer or employee of a company to which CMS or Consumers made or received payments of $1 million, or 2% of the other company's or CMS' or Consumers' consolidated gross revenues; or

  - has been an employee of CMS or Consumers.

The Boards undertook their annual review of director and Committee member independence, including a review of each director's charitable affiliations vis-a-vis CMS and Consumers charitable contributions, at their March 2007 meetings. During the year 2006, no non-employee director received any direct compensation from CMS or Consumers (in excess of payments for Board and Committee service). With respect to Ms. Ayres, the Board also considered that she is a director of Alliance Resource Partners, L.P. whose subsidiary Alliance Coal, LLC sells coal to Consumers in the ordinary course of business. The Board also considered that Mr. Way is a director and shareholder of Comerica Incorporated whose subsidiary Comerica Bank provides banking services, including lending, to CMS and Consumers in the ordinary course of business. The Boards affirmed the "independent" status (in accordance with the listing standards of NYSE and the Principles) of each of their non-employee directors including Merribel S. Ayres, Jon E. Barfield, Richard M. Gabrys, Philip R. Lochner, Jr., Michael T. Monahan, Joseph F. Paquette, Jr., Percy A. Pierre, Kenneth L. Way, and John B. Yasinsky (with the exception of Mr. Whipple who served as the Chief Executive Officer of CMS and Consumers from May 2002 through his resignation effective at the end of September 2004). In addition, the Board reviewed the independence of Earl D. Holton who retired as a director in May 2006, and found that Mr. Holton is independent within the meaning of the rules of the NYSE and the Principles.

MAJORITY VOTING POLICY

Under the Board's majority voting policy, any director nominee who receives less than a majority of the votes cast by the Corporation's shareholders at a regular election shall promptly tender his or her resignation. For this purpose, a majority of the votes cast means that the number of shares voted "for" a director must exceed 50% of the votes cast with respect to that director, without regard to the effect of abstentions. Upon receipt of such a tendered resignation, the Governance and Public Responsibility Committees shall consider and recommend to the Boards whether to accept or decline the resignation. The Boards will act on the Committees' recommendation within 90 days following certification of the shareholder vote, and contemporaneously with that action will cause the Corporation to publicly disclose the Board's decision whether to accept or decline such director's resignation offer (and the reasons for rejecting the resignation offer, if appropriate). The director who tenders his or her resignation pursuant to the policy will not be involved in either the Committees' recommendation or the Boards' decision on accepting or declining the resignation. Due to complications that arise in the event of a contested election of directors, this policy would not apply in that context, and the underlying plurality vote requirement of Michigan law would control director elections.

CODES OF ETHICS

CMS has adopted a code of ethics that applies to its CEO, CFO and Chief Accounting Officer ("CAO"), as well as all other officers and employees of the Corporation and its affiliates, including Consumers. CMS and Consumers have also adopted a Directors Code of Conduct that applies to the directors of the Boards. The codes of ethics, included in our Code of Conduct and Statement of Ethics Handbook, and the Directors Code of Conduct can be found on our website at www.cmsenergy.com. Our Code of Conduct and Statement of Ethics, including the code of ethics, is administered by the Chief Compliance Officer, who reports directly to the Audit Committees of our Boards of Directors. The Directors Code of Conduct is administered by the Audit Committee of the Board. Any alleged violation of the Code of Conduct by a Director will be investigated by disinterested members of the Audit Committee, or if none, by disinterested members of the entire Board.

DIRECTOR COMMUNICATION PROCESS

CMS and Consumers shareholders, employees or third parties can communicate on any topic with the Boards of Directors, Committees of the Boards or an individual director, including our Chairman of the Boards, or our Board executive session presiding director, Joseph F. Paquette, Jr., by sending written communications c/o the Corporate Secretary, CMS Energy Corporation or Consumers Energy Company, One Energy Plaza, Jackson, MI 49201. The Corporate Secretary will review and forward such communications to the Boards or the appropriate Committees or director. Further information regarding shareholder, employee or other third-party communications with the Boards or their Committees or individual members can be accessed at the Corporation's Website.

Any shareholder, employee or third party who wishes to submit a compliance concern to the Boards or applicable Committees, including complaints regarding accounting, internal accounting controls or auditing matters to the Audit Committees, may do so by any of the following means:

- send correspondence or materials addressed to the appropriate party c/o the Chief Compliance Officer, CMS Energy Corporation or Consumers Energy Company, One Energy Plaza, Jackson, MI 49201;

- send an e-mail or other electronic communication via our external website www.ethicspoint.com, again addressed to the appropriate party; or

- call the CMS and Consumers Compliance Hotlines at either 1-800-CMS-5212 (an internally monitored line) or 1-866-ETHICSP (monitored by an external vendor).

All such communications initially will be reviewed by the Chief Compliance Officer (who reports directly to the Boards) prior to being forwarded to the Boards or applicable Committees or directors.

RELATED PARTY TRANSACTIONS

CMS, Consumers or one of their subsidiaries may occasionally enter into transactions with certain related parties. "Related Parties" include certain directors or executive officers, beneficial owners of 5% or more of CMS common stock, family members of such persons, and entities in which such persons have a direct or indirect material interest. A related party transaction occurs when a Related Party enters into a transaction in which the Corporation is participating, the transaction amount is more than $10,000 and the Related Party will acquire a direct or indirect material interest ("Related Party Transaction").

In accordance with our Board of Directors Code of Conduct and our Employee Code of Conduct, Related Party Transactions must be pre-approved by the Audit Committee. In drawing its conclusion on any approval request, the Audit Committee should consider the following factors:

- Whether the transaction involves the provision of goods or services to the Corporation that are available from unaffiliated third parties;

- Whether the terms of the proposed transaction are at least as favorable to the Corporation as those that might be achieved with an unaffiliated third party;

- The size of the transaction and the amount of consideration payable to a Related Party;

- The nature of the interest of the applicable Related Party; and

- Whether the transaction may involve an actual or apparent conflict of interest, or embarrassment or potential embarrassment to the Corporation when disclosed.

The policies and procedures relating to the Audit Committee approval of Related Party Transactions are found in the Corporation's Board of Directors Code of Conduct and Employee Code of Conduct which are available on our website at www.cmsenergy.com.

BOARD AND COMMITTEE INFORMATION

The CMS Board of Directors met 15 times (6 of which were telephone conference calls) and Consumers' Board of Directors met 14 times (6 of which were telephone conference calls) during 2006. In addition, the CMS Board took action by written consent in lieu of additional meetings 3 times in 2006, and the Consumers Board did so 6 times. All incumbent directors attended more than 75% of the CMS and Consumers Board and assigned committee meetings during 2006. Our Principles state the expectation that all Board members attend all scheduled board and committee meetings, as well as the annual meeting of shareholders. All Board members attended the 2006 annual meeting of shareholders.

The Boards have various standing committees including an Audit Committee, Compensation and Human Resources Committee, Finance Committee, Governance and Public Responsibility Committee and Executive Committee. The members and the responsibilities of the standing committees of the Boards of Directors are listed below. Each committee is composed entirely of "independent" directors, as that term is defined by the NYSE listing standards and the Principles described above, other than the Executive Committees of which Mr. Whipple serves as Chair. Employee directors served on no committees during 2006.

According to the Principles, the Boards and each of its standing Committees, conducts a performance evaluation of their respective previous year's performance. The Principles are incorporated by reference into each Committee Charter.

On a regularly scheduled basis, the independent directors meet in executive session (that is, with no employee director present) and may invite such members of management to attend as they determine appropriate. Mr. Whipple is often invited to attend such sessions, especially since he became non-executive Chairman effective October 1, 2004. At least once each year, the independent directors meet in executive session without Mr. Whipple present in conformance with the NYSE listing standards. Mr. Joseph F. Paquette, Jr. was named the Presiding Director of these executive sessions effective May 2006 for a term of 2 years.

                 GOVERNANCE AND PUBLIC RESPONSIBILITY COMMITTEES

Members: Joseph F. Paquette, Jr. (Chair), Merribel S. Ayres, Jon E. Barfield,
         Philip R. Lochner, Jr., and John B. Yasinsky

Meetings during 2006: CMS 6; Consumers 6

The primary functions of these committees are to:

Establish Principles

- Recommend the Principles for Board approval;

- Review the Principles on an ongoing basis, recommending revisions as necessary; and

- Monitor conformity of the practices of the Board with the Principles.

Identify Candidates

- Seek candidates to fill Board positions and work to attract candidates qualified to serve on the Board consistent with criteria approved by the Board;

- Recommend a slate of Board candidates for election at each shareholders meeting;

- When a vacancy occurs on the Board (either due to a director departure or an increase in Board membership), recommend a director candidate to fill the vacancy;

- Consider director candidates nominated by shareholders if they are: submitted in writing to the Secretary of the Corporation within the required time frame preceding the shareholders meeting; include the candidate's written consent to serve; and include relevant information about the candidate as provided in the Bylaws and as determined by the Committee;

- Assess, on a regular basis, the personal characteristics and business experience needed by the Board in light of the Board's current composition;

- Determine from time to time other criteria for selection and retention of Board members; and

- Evaluate the composition of all Board Committees annually.

Assess Performance

- Annually review the performance of the Committees, and report the results to the Board;

- Recommend ways for the Board to increase its overall effectiveness;

- Review the Board's and its Committees' structure and operation, size, charters, composition and compensation, and recommend to the Board changes when appropriate;

- Periodically review the Board and Committee rotation and tenure policy and recommend modifications, as appropriate, to the Board; and

- Oversee new director orientation and continuing education for existing directors.

Review Environmental and Public Responsibility Matters

- Review the Corporation's environmental initiatives and compliance strategy;
  and

- Review the Corporation's public advocacy and stewardship strategies to help develop and shape corporate policies.

Review Director Code of Conduct

- Review the Director Code of Conduct on an ongoing basis and recommend changes, as appropriate, to the Board.

The Committees have not established any specific, minimum qualifications that must be met by director candidates or identified any specific qualities or skills that they believe our directors must possess. The Committees take a wide range of factors into account in evaluating the suitability of director candidates. The Committees do not have any single method for identifying director candidates but will consider candidates suggested by a wide range of sources.

Shareholders can submit recommendations of nominees for election to the Boards of Directors. Shareholders' recommendations will be provided to the Committees for consideration. The recommendations should include (a) the qualifications of the proposed nominee to serve on the Boards, (b) the principal occupation and employment of the proposed nominee for the past five years, (c) each directorship, trustee position or similar position currently held by the proposed nominee, and (d) a statement from the proposed nominee that he or she has consented to the submission of the recommendation. Shareholders should send their written recommendations of nominees c/o the Corporate Secretary, CMS Energy Corporation or Consumers Energy Company, One Energy Plaza, Jackson, MI 49201.

                                AUDIT COMMITTEES

Members: Michael T. Monahan (Chair), Richard M. Gabrys, Joseph F. Paquette, Jr., and Kenneth L. Way

Meetings during 2006: CMS 9; Consumers 9

Each of the members of the Audit Committees is an independent director, and each qualifies as an "audit committee financial expert" based upon the following qualifications:

- Educational background;

- Prior service as chief financial officer and/or chief executive officer actively supervising accounting activities;

- Understanding of generally accepted accounting principles and financial statements; or

- Membership on various audit committees.

The primary functions of the Audit Committees are to:

- Assure the integrity of CMS' and Consumers' consolidated financial statements and financial information, the financial reporting process and the system of internal accounting and financial controls;

- Assure CMS' and Consumers' compliance with applicable legal requirements, regulatory requirements, and NYSE rules;

- Appoint, compensate and terminate CMS' and Consumers' independent auditors;

- Pre-approve all audit and non-audit services provided by the independent auditors;

- Assure the independent auditors' qualifications and independence;

- Review the performance of the internal audit function and independent auditors;

- Review CMS' and Consumers' risk management policies, controls and exposures;

- Prepare the Audit Committee Report for inclusion in the annual proxy statement;

- Assure compliance with the Corporation's Codes of Conduct for employees and directors including approval of any waiver of the provisions applicable to directors or executive officers, pre-approval of Related Party Transactions and receipt of periodic reports from the Chief Compliance Officer concerning compliance activities relating to the Codes of Conduct; and

- Perform their duties in a manner consistent with the Audit Committee Charters adopted by the Boards of Directors.

                   COMPENSATION AND HUMAN RESOURCES COMMITTEES

Members: John B. Yasinsky (Chair), Jon E. Barfield, Philip R. Lochner, Jr., and
         Percy A. Pierre

Meetings during 2006: CMS 9; Consumers 8

The primary functions of these committees are to:

- Review and approve the Corporation's executive compensation structure and policies, including the establishment and adjustment of executive officers' base salaries, annual and long-term incentive targets and incentive payments consistent with the achievement of such targets;

- Review and approve the grant of stock, and other stock-based awards pursuant to the Corporation's incentive plans, and the terms thereof, including the vesting schedule, performance goals, exercisability and term, to the Corporation's employees, including officers;

- Review and approve corporate financial and business goals and target awards pursuant to the Corporation's incentive plans, and approve the payment of performance bonuses to employees, consistent with achievement of such goals;

- Set the CEO compensation level based among other things on the Board's evaluation of the CEO's overall performance;

- Produce an annual proxy statement report on executive compensation as required by the Securities and Exchange Commission;

- Review and recommend to the Board incentive compensation plans, equity-based plans, tax-qualified retirement and investment plans, supplemental benefit plans, including supplemental executive retirement plans, deferred compensation programs, as well as employment, separation, and change-in-control severance agreements. The Committee also recommends amendments to these plans and agreements except for certain amendments that are delegated to the officers or administrators specified under the terms of the plans;

- Review and act on management proposals regarding other compensation, perquisites and benefit programs, plans and guidelines;

- Perform other functions assigned to the Committee under the terms of the Corporation's employee benefit and compensation plans;

- Review and act on the CEO's selection of candidates for officer positions and recommend such candidates to the Board for annual or ad hoc election as officers, and recommend to the Board whether to accept or decline tenders of resignation pursuant to the Corporation's Executive Officer Retirement Policy;

- Review and advise the Board concerning the Corporation's management succession plan, including long-range plans for development and selection of key managers and plans for emergency succession in case of unexpected disability or departure of a senior executive officer;

- Review organizational and leadership development plans and programs, as well as programs designed to identify, attract and retain high potential employees; and

- Review the Corporation's diversity programs.

The Committees directly retain Watson Wyatt Worldwide ("Watson Wyatt") as compensation consultants to the Committees. In 2002, the Committees requested that Watson Wyatt engage in a study of our executive compensation arrangements and advise whether any changes would be recommended in order that our compensation arrangements with our executive officers are appropriate. The Committees requested that the study include comparisons of our existing compensation arrangements to those of the Peer Group. Each year since 2002, the Committees have requested that Watson Wyatt provide information regarding compensation practices of the Peer Group as well as additional information from published surveys of compensation in the public utility sector and general industry. During the Committees' review of the CEO's and other managements' compensation levels, the Committees considered the advice and information it received from Watson Wyatt; however, the Committees were responsible for determining the form and amount of our compensation programs. The Committees have specifically directed Watson Wyatt to obtain the approval of the Committees before undertaking any activity on behalf of CMS or Consumers.

The CMS Board adopted a resolution in October 2004 allowing the CMS Committee to delegate to the CEO the right to grant up to 50,000 shares of restricted stock per year. Individual grants are limited to 5,000 shares. The CEO provides to the Committee a recommendation of yearly base salary adjustments and yearly restricted stock awards for all officers, other than the CEO. The Committee takes the CEO's recommendations, along with information provided by Watson Wyatt, into consideration when making yearly base salary adjustments and yearly restricted stock awards. Performance objectives under the Annual Officer Incentive Compensation Plan are developed each year through an iterative process. Management, including executive officers, develops preliminary recommendations for the Committees' review. The Committees review management's preliminary recommendations and establish final goals.

                               FINANCE COMMITTEES

Members: Kenneth L. Way (Chair), Merribel S. Ayres, Richard M. Gabrys, Michael
         T. Monahan, and Percy A. Pierre

Meetings during 2006: CMS 3; Consumers 3

The Finance Committees review and make recommendations to the Boards concerning the financing and investment plans and policies of the Corporation. Their responsibilities include:

- Approve short- and long-term financing plans, including the sale or repurchase of common equity, preferred equity and long-term debt and recommend that the Board adopt resolutions to execute those plans;

- Approve financial policies relating to cash flow, capital structure, and dividends and recommend that the Board adopt resolutions to execute those plans, as appropriate, and recommend Board action to declare dividends;

- Review potential project investments and other significant capital expenditures in order to recommend to the Board the financial feasibility of such investment or expenditure;

- Approve risk management policies including foreign exchange management, hedging, insurance and political risk insurance; and

- Review at least annually the (i) actuarial assumptions and funding status of the defined benefit retirement program funds and their impact on the financial statement, and (ii) the investment performance, funding, and asset allocation policies for funded employee benefit plans and nuclear decommissioning trusts.

                              EXECUTIVE COMMITTEES

Members: Kenneth Whipple (Chair), Michael T. Monahan, Joseph F. Paquette, Jr.,
         Kenneth L. Way, and John B. Yasinsky

Meetings during 2006: CMS 1; Consumers 0

The primary function of these committees is to:

- Exercise the power and authority of the Boards of Directors as may be necessary during the intervals between meetings of the Boards, subject to such limitations as are provided by law or by resolution of the Boards.

                          AD HOC OR SPECIAL COMMITTEES

The standing committees listed above have continuing duties. In addition, the Boards of Directors have, from time to time, established ad hoc or special committees to address specific major issues facing CMS and/or Consumers. Ad hoc or special committees do not have continuing duties; they exist only until they complete their specified duties. The most significant such committee that was active during 2006 was the Boards' Ad Hoc Litigation Oversight Committee, as discussed below.

                      AD HOC LITIGATION OVERSIGHT COMMITTEE

Members: Philip R. Lochner (Chair), Jon E. Barfield and Richard M. Gabrys

Meetings during 2006: CMS 7

The CMS Board of Directors established this special committee and confirmed its duties in March 2006. The purpose of the Ad Hoc Litigation Oversight Committee is to meet as required with CMS' Chief Legal Officer and/or General Counsel, and outside counsel when deemed appropriate, to review strategic and significant financial aspects of our continuing securities, Employee Retirement Income Security Act and gas price reporting antitrust class action lawsuits, as well as other investigations and potential litigation arising from those same underlying facts and circumstances, and such other investigations and litigation the oversight for which may be delegated by the Board in the future. The Committee shall make periodic reports to the full Board as circumstances and developments warrant. The Committee shall continue it existence until such time as the Board of Directors shall determine, upon recommendation of the Committee, that its responsibilities are substantially complete.

Pursuant to the indemnification requirements of the CMS Restated Articles of Incorporation, as amended, as well as applicable Board resolutions and provisions of Michigan law, the Corporation has paid the expenses (including attorney's fees) of certain of its current and former officers and directors incurred in connection with the proceedings described above, as well as those incurred in other completed regulatory investigations. The Corporation continues to pay similar expenses related to pending legal proceedings. These investigations and proceedings are further described in CMS' Annual Report on Form 10-K for the year ended December 31, 2006. Each of these individuals has provided an undertaking to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified under Michigan law. The Corporation maintains directors, officers and fiduciaries insurance coverage that may allow for reimbursement for some or all of these advanced amounts.

    PROPOSAL 1: ELECT ELEVEN MEMBERS TO THE CORPORATION'S BOARD OF DIRECTORS

The nominees for directors are proposed to serve on the parallel Boards of Directors of each of CMS and Consumers, to hold office until the next annual meeting or until their successors are elected and qualified. Unless a shareholder votes to "withhold authority" for the election of directors as provided in the enclosed proxy card, the returned proxy will be voted for the listed nominees. The Boards believe that the nominees will be available to serve, but in the event any nominee is unable to do so, the CMS proxy will be voted for a substitute nominee designated by the Board or the number of directors constituting the full Board will be reduced accordingly. All of the nominees are presently serving as directors and were previously elected by shareholders.

MERRIBEL S. AYRES, 55, has served since 1996 as President of Lighthouse Consulting Group, LLC. Lighthouse provides governmental affairs and communications expertise, as well as management consulting and business development services, to a broad spectrum of international clients. Ms. Ayres served from 1988 to 1996 as Chief Executive Officer of the National Independent Energy Producers, a Washington, D.C. trade association representing the competitive power supply industry. She is a member of the Aspen Institute Energy Policy Forum and the Dean's Alumni Leadership Council of Harvard University's Kennedy School of Government. She is a director of the United States Energy Association (USEA) and the Alliance Resource Partners L.P. She has been a director of CMS and of Consumers since 2004.

JON E. BARFIELD, 55, has served since 1981 as the President and since 1995 as the Chairman of The Bartech Group based in Livonia, Michigan, a human capital and staffing management firm which specializes in the placement of engineering and information technology professionals and managing the staffing requirements of regional and global corporations. Mr. Barfield currently serves as a director on the public boards of BMC Software, Inc., Dow Jones and Company and National City Corporation. He is also a director of Blue Cross Blue Shield of Michigan, Detroit Renaissance Inc., and Kettering University. He has been a director of CMS and of Consumers since August 2005.

RICHARD M. GABRYS, 65, Interim Dean of the School of Business Administration of Wayne State University; retired Vice Chairman of Deloitte & Touche LLP. Mr. Gabrys served for 42 years with Deloitte & Touche in public accounting serving a variety of publicly held companies, especially automotive manufacturing companies, financial services institutions and health care entities. Mr. Gabrys serves on the boards of Dana Corporation, La-Z-Boy Corporation, Tri-Mas Corporation, the Detroit Institute of Arts, the Karmanos Cancer Institute, Ave Maria College and Ave Maria University. He has been a director of CMS and of Consumers since May 2005.

DAVID W. JOOS, 54, has served since October 2004 as President and Chief Executive Officer of CMS and Chief Executive Officer of Consumers. He served from 2001 to 2004 as President and Chief Operating Officer of CMS and Consumers; 2000 to 2001 as Executive Vice President and Chief Operating Officer -- Electric of CMS; and from 1997 to 2000 as President and Chief Executive
Officer -- Electric of Consumers. He is a director of Steelcase, Inc., the Edison Electric Institute (EEI), the Nuclear Management Co., the Michigan Manufacturers Association and the Detroit Renaissance Inc. He has been a director of CMS and of Consumers since 2001.

PHILIP R. LOCHNER, JR., 64, served from 1991 through 1998 as Senior Vice President and Chief Administrative Officer of Time Warner Inc. Immediately preceding that employment, Mr. Lochner served as a commissioner of the SEC. He is a director of Apria Healthcare Group Inc., CLARCOR Inc., Crane Co. and Monster Worldwide, Inc. He has been a director of CMS and Consumers since May 2005.

MICHAEL T. MONAHAN, 68, has served since 1999 as President of Monahan Enterprises, LLC, a Bloomfield Hills, Michigan-based consulting firm. He was Chairman of Munder Capital Management, an investment management company, from October 1999 to December 2000 and Chairman and Chief Executive Officer of Munder Capital from October 1999 until January 2000. Prior to that, he was President and a director of Comerica Bank from 1992 to 1999 and President and a director of Comerica Inc. from 1993 to 1999. He is a director of The Munder Funds, Inc., a director of Engineered Machined Products, Inc., as well as a member of the Boards of Trustees of Henry Ford Health Systems, Inc. and of the Community Foundation for Southeast Michigan. He has been a director of CMS and of Consumers since December 2002.

JOSEPH F. PAQUETTE, JR., 72, served from 1988 to 1995 as Chairman and Chief Executive Officer and from 1995 until his retirement in 1997 as Chairman of PECO Energy, formerly the Philadelphia Electric Company, a major supplier of electric and gas energy. He is also a director of USEC, Inc. He has been a director of CMS and of Consumers since December 2002. He had previously served as a director of CMS and Consumers and as President of CMS from 1987 to 1988.

PERCY A. PIERRE, 68, is Vice President and Professor Emeritus of Michigan State University. From 1990 to 1995 he served as Vice President for Research and Graduate Studies and from 1995 to 2005 as Professor of Electrical and Computer Engineering. Dr. Pierre is a former Assistant Secretary of the Army for Research, Development and Acquisition. He is also a former President of Prairie View A&M University. He also serves as a member of the Board of Trustees for the University of Notre Dame and the Board of the White House Fellows Foundation and Association. He has been a director of CMS and of Consumers since 1990.

KENNETH L. WAY, 67, served from 1988 through 2002 as Chairman of Lear Corporation, a Southfield, Michigan-based supplier of automotive interior systems to the automotive industry. In addition, he served from 1988 to 2000 as Chief Executive Officer of Lear Corporation. He is a director of Comerica Inc., WESCO International, Inc., and Cooper Standard Automotive. He has been a director of CMS and of Consumers since 1998.

KENNETH WHIPPLE, 72, Chairman of the Board, served from May of 2002 through September of 2004 as Chairman and Chief Executive Officer of CMS and Consumers. He served from 1988 until his retirement in 1999 as Executive Vice President of Ford Motor Company, Dearborn, Michigan, a world-wide automotive manufacturer, and President of the Ford Financial Services Group. In addition, he served from 1997 to 1999 as Chairman and Chief Executive Officer of Ford Motor Credit Company. He is a director of Korn/Ferry International, as well as a trustee of certain mutual funds in the JPMorgan family of mutual funds. He has been a director of CMS and of Consumers since 1993.

JOHN B. YASINSKY, 67, served from 1999 until his retirement in 2000 as Chairman and Chief Executive Officer and continued as Chairman until February 2001 of OMNOVA Solutions Inc., a Fairlawn, Ohio-based developer, manufacturer, and marketer of emulsion polymers, specialty chemicals, and building products. He served from 1995 to 1999 as Chairman, Chief Executive Officer and President of GenCorp. He is a director of TriState Capital Bank and A. Schulman, Inc. He has been a director of CMS and of Consumers since 1994.

         YOUR BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE.

                            VOTING SECURITY OWNERSHIP

We have received a copy of a Schedule 13G filed with the SEC by each of the following companies which indicate their December 31, 2006 holdings of CMS Common Stock as follows:


Name and Address of
Beneficial Owner                                   Amount of Shares   Percent Ownership
-------------------                                ----------------   -----------------


FMR Corp. .......................................     21,490,010             9.6%
82 Devonshire Street
Boston, MA 02109
Lord, Abbett & Co. LLC...........................     19,078,774             8.6%
90 Hudson Street
Jersey City, NJ 07302


Each of these Schedule 13G filings indicate that these shares were acquired in a fiduciary capacity in the ordinary course of business for investment purposes. To the knowledge of our management, no other person or entity currently owns beneficially more than 5% of any class of our outstanding voting securities.

The following chart shows the beneficial ownership of CMS Common Stock by the directors and named executive officers of both CMS and Consumers:


                                                                      Shares
Name                                                           Beneficially Owned*
----                                                           -------------------


Merribel S. Ayres............................................          10,049
Jon E. Barfield..............................................           3,493
Richard M. Gabrys............................................           6,558
David W. Joos................................................         522,162
Philip R. Lochner, Jr. ......................................           6,558
Michael T. Monahan...........................................          14,003
Joseph F. Paquette, Jr. .....................................          44,565
Percy A. Pierre..............................................          28,235
Kenneth L. Way...............................................          45,732
Kenneth Whipple..............................................          70,462
John B. Yasinsky.............................................          17,570
Thomas J. Webb...............................................         216,748
John G. Russell..............................................         178,367
Thomas W. Elward.............................................         137,502
James E. Brunner.............................................          57,026
Robert A. Fenech.............................................          59,863
S. Kinnie Smith, Jr. ........................................         208,208
All directors and executive officers**.......................       1,932,755


* All shares shown above are as of March 31, 2007. In addition to the shares shown above, Messrs. Joos, Webb, Russell, Elward, Brunner, Fenech and Smith, as well as all other executive officers of CMS and Consumers as a group, owned options to acquire 267,000; 0; 34,000; 50,000; 0; 66,900;
      165,000 and 383,179 shares, respectively, as of March 31, 2007. Mr. Whipple has not been granted any options to acquire CMS Common Stock, however, as of March 31, 2007, he held 125,000 phantom stock units payable in cash but valued in an amount equivalent to the same number of shares of CMS Common Stock. Mr. Whipple had earned or been awarded these and previously paid-out phantom stock units pursuant to his employment agreement during the period he served as CMS and Consumers Chief Executive Officer.

** All directors and executive officers includes executive officers of both CMS and Consumers; the directors of CMS and Consumers are the same individuals, as disclosed earlier in this proxy statement. As of March 31, 2007, the directors and executive officers of CMS and Consumers individually and collectively owned less than 1% of the outstanding shares of CMS Common Stock.

Shares of CMS Common Stock shown as beneficially owned include:

- Shares to which a person has or shares voting power and/or investment power.

- The number of shares and share equivalents represented by interests in or pursuant to the:

  - Employee Savings Plan (our 401(k) plan);

  - Deferred Salary Savings Plan; and

  - Performance Incentive Stock Plan.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file with the SEC reports of beneficial ownership and changes in such ownership of any of CMS or Consumers equity securities or related derivative securities. To management's knowledge, during the year ended December 31, 2006, CMS and Consumers executive officers and directors made all required Section 16(a) filings on a timely basis except that filings for Messrs. Paquette and Holton (a director who retired in May 2006) inadvertently reported four separate 2005 acquisitions of phantom stock units on a Form 5 rather than a Form 4. These acquisitions were subsequently properly reported on Forms 4. In addition, Mr. Holton filed two late Forms 4 regarding phantom stock units acquired in 2006.

                      COMPENSATION DISCUSSION AND ANALYSIS

This section provides information regarding the 2006 compensation program for our named executive officers ("NEOs"). NEOs include our principal executive officer ("CEO"), principal financial officer ("CFO"), and the three most highly-compensated executive officers of CMS and Consumers other than the CEO and CFO. It includes information regarding, among other things, the overall objectives of our compensation program and each element of compensation that we provide.

OBJECTIVES OF OUR COMPENSATION PROGRAM

The Compensation and Human Resources Committees (the "Committee") of our Boards of Directors (the "Board") have responsibility for approving the compensation program for our NEOs. The Committee acts pursuant to a charter that has been approved by our Board and is available on our website. The program is organized around four principles:

NEO Compensation Should Be Aligned With Increasing Shareholder Value. We believe that a substantial portion of total compensation should be delivered in the form of equity in order to align the interests of our NEOs with the interests of our shareholders. In 2006, all equity compensation provided to NEOs was granted in the form of performance-based restricted stock, which vests if, and only to the extent that, specific performance goals established by the Committee are met.

Our Compensation Program For NEOs Should Enable Us to Compete for First-Rate Executive Talent. Shareholders are best served when we can attract, retain and motivate talented executives with compensation packages that are competitive and fair. We create a compensation package for NEOs that delivers salary, annual incentives and long-term incentives at the 50th percentile of the market, as defined by a Committee-approved 17-company peer group. The peer group consists of energy companies comparable in business focus and size to CMS with which we might compete for executive talent (the "Peer Group"). The compensation package also provides executives the opportunity to earn approximately at the 75th percentile compensation of the Peer Group based on superior performance, through bonus and equity awards. To assist in this process, the Committee engages a nationally-known compensation consulting firm, Watson Wyatt, to provide advice and information regarding compensation practices of the Peer Group as well as additional information from published surveys of compensation in the public utility sector and general industry. In selecting members of the peer group, various financial and operational characteristics are considered. In 2006, the Peer Group consisted of the following companies:



Alliant Energy          Keyspan                SEMPRA Energy
Ameren                  NiSource               TECO Energy
Constellation Energy    Northeast Utilities    Wisconsin Energy
DTE Energy              PPL                    WPS Resources
Energy East             Progress Energy        Xcel Energy
FirstEnergy             SCANA


NEO Compensation Should Reward Measurable Results. As noted, the equity compensation plan is fully performance contingent. Base salary is reviewed annually and adjusted based on a variety of factors including each NEO's overall performance as determined by the Committee. In making its determinations, the Committee seeks base salary recommendations from the CEO for NEOs other than the CEO, as well as input of market and Peer Group data from Watson Wyatt. CEO base salary is determined solely by the Committee based on market and Peer Group data from Watson Wyatt and overall CEO performance. Bonuses, the other form of cash compensation, provide for award opportunities to each NEO under the Annual Officer Incentive Compensation Plan ("Bonus Plan") (which pays bonuses on the basis of performance over a one-year period) that are targeted at 45% to 65% of each NEO's base salary, but may range from zero to two times the target level depending on performance against specific targets. Bonuses under the Bonus Plan are paid if, and only if, the company-wide goals set by the Committee, pursuant to the Bonus Plan, are attained.

Our Compensation Program Should Be Fair and Competitive. We strive to create a compensation program that will be perceived as fair, both internally and externally. It accomplishes this by comparing the compensation that is provided to our NEOs to:

- the compensation, as described above, provided to officers of the companies in the Peer Group and, as reported in the published surveys, as a means to measure external fairness;

- other senior employees of CMS, as a means to measure internal fairness; and

- individual performance.

THE ELEMENTS OF OUR COMPENSATION PROGRAM

This section describes the various elements of our compensation program for NEOs, together with a discussion of various matters relating to those items, including why we chose to include the items in the compensation program.

Cash Compensation

Our 2006 compensation program for NEOs was designed so that, subject to performance, the percentage of cash compensation paid to our NEOs is comparable to that paid to NEOs of the Peer Group. That strategy resulted in cash payments (as a percentage of cash and equity compensation) representing approximately 50% for the CEO to 75% for the sixth NEO. The range and mix of 50% for the CEO to 75% for the sixth NEO, is set to align with the Peer Group. Cash compensation is paid in the form of salary and annual incentive. Salary is included in CMS' NEO annual compensation package because we believe it is appropriate that some portion of NEO compensation is provided in a form that is fixed and liquid. Performance-based bonuses are included in the package because they permit us to provide incentive to our NEOs. Performance priorities for CMS serve as the basis for selecting annual incentive compensation ("bonus") goals.

For 2006, the bonus program was based on our success in meeting challenging CMS adjusted earnings per share and free cash flow goals agreed to by the Committee. Adjusted earnings represent present operating financial performance, unaffected by discontinued operations, asset sales, impairments, or other items. The components comprising the cash portion of total compensation are described below.

Salary. Base salary for NEOs for any given year is generally agreed to by the Committee at the final scheduled meeting of the previous year. Increases or decreases in base salary on a year-over-year basis are dependent on the NEO's position within the salary range, industry, Peer Group, and national surveys, as well as the collective judgment as to past and expected future contributions of each individual. In fixing salaries, we are mindful of our overall goal to keep cash compensation, including salary and target bonus, for our executive officers near the 50th percentile of cash compensation paid by companies in our Peer Group. The increases in base salaries for NEOs (other than Mr. Brunner) in 2006 ranged from 1.8% to 10.8%. Mr. Brunner's increase was 36% as a result of his promotion to Senior Vice President and General Counsel.

Annual Officer Incentive Compensation Plan. We have one cash bonus plan, the Bonus Plan, in which NEOs participate. The Bonus Plan pays out on the basis of the achievement of goals set for a single fiscal year. The Bonus Plan was approved by shareholders at the Annual Meeting of Shareholders in 2004. This plan, which is described below, provides cash compensation to NEOs only if, and to the extent that, performance conditions set by the Committee are met. Target bonuses under the Bonus Plan are agreed to in February of each year by the Committee.

In determining the amount of target bonuses under the Bonus Plan, we consider several factors, including:

- the target bonus level, and actual bonuses paid, in recent years;

- the relative importance, in any given year, of each performance factor goal established pursuant to the Bonus Plan; and

- the advice of Watson Wyatt as to compensation practices at other companies in the Peer Group and the utility industry.

Performance objectives for the Bonus Plan are developed each year through an iterative process. Based on a review of business plans, management, including certain NEOs, develops preliminary recommendations for Committee review. Based upon the strategic priorities of CMS, the Committee reviews management's preliminary recommendations and establishes final goals. In establishing final goals, we strive to ensure that the incentives provided pursuant to the Bonus Plan are consistent with the strategic goals set by the Board, that the goals set are sufficiently ambitious so as to provide a meaningful incentive and that bonus payments, assuming target levels of performance are attained will be consistent with our overall NEO compensation program. The Committee reserves the discretion to reduce or eliminate bonuses under the Bonus Plan. The Committee did not exercise this discretion in 2006.

Actual payments, if any, under the Bonus Plan can range, on the basis of performance, from 25% (threshold) to 200% (maximum) of the target bonus agreed to by the Committee. For fiscal year 2006, the Committee selected adjusted earnings per share and corporate free cash flow as the corporate performance goals.

Corporate Performance Goals: The plan payout ("Performance Factor %") for 2006 depended on corporate performance in two areas: adjusted earnings per outstanding share of CMS Energy common stock ("Common Stock") ("Plan EPS"); and the corporate free cash flow of CMS ("CFCF"). For 2006, the Committee determined Plan EPS performance constituted one-third of the composite plan performance factor and CFCF performance constituted the remaining two-thirds of the composite plan performance factor. These percentages reflect the fact that in 2006 CFCF was a higher strategic priority for CMS. There is a payout under the Bonus Plan if either a Plan EPS performance factor of 95 percent of target or a CFCF performance factor of at least 83.3 percent of target is achieved. If one but not both of these target minimums is achieved, a partial payout would result. The composite plan performance factor used for payouts is capped at a maximum of 200 percent.

Annual Award Formula: Annual awards for each eligible officer are based upon a standard award percentage of the officer's base salary for the performance year. The maximum amount that can be awarded under the Bonus Plan to any one person will not exceed $2.5 million in any one performance year. This plan provision is an upper limit and not reachable by current payout formulas. Annual awards for officers are calculated and made as follows: Individual Award = Base Salary times Standard Award Percentage times Performance Factor %. The standard award percentages for officers are based on individual salary grade levels and remain unchanged from the 2004 plan. Standard Award percentages for NEOs in 2006 were 65%, 55%, 55%, 50%, 50%, 45% and 60% of base salary, respectively, for each NEO in the Summary Compensation Table.

Actual EPS and CFCF were both above target resulting in a payout of 140% of target for 2006 annual awards.

Equity Compensation

Performance Incentive Stock Plan. As previously indicated, we pay a substantial portion of NEO compensation in the form of equity awards because we believe that such awards serve to align the interests of NEOs and our shareholders. Equity awards to our NEOs are made pursuant to our Performance Incentive Stock Plan ("Stock Plan") approved by shareholders in 2004. The Stock Plan provides for awards in the form of stock options, stock appreciation rights, restricted stock, phantom shares, and performance units. At the present time, we believe that performance-based restricted stock is the most effective form of equity compensation because of the greater alignment it creates with shareholders than do stock options, stock appreciation rights, phantom shares or performance units. Restricted stock granted is performance-based and vests 100% three years after the original grant date assuming the achievement of pre-established total shareholder return ("TSR") goals. One half of the award is based on the achievement of an absolute TSR level ranging from 15% to 45% and one-half of the award is based on a relative TSR comparison to the Peer Group. The Committee uses a fifty/fifty ratio to incent both absolute and relative performance. Threshold for achievement of the relative TSR goal is 15 percentage points below the Peer Group median, target is Peer Group Median and maximum is 15 percentage points above Peer Group median. In 2006, the Committee awarded restricted stock to NEOs that will vest in 2009 assuming the above referenced shareholder return targets are met. The TSR targets and percentages are reviewed each year by the Committee. Starting and ending stock prices for TSR determination are established based on the 20-day average prior to award date and vesting date. These dates are established well in advance and are based on the August Committee meeting each year. These awards could vest, if at all, in an amount ranging from 50% to 150% of the specified target level of award based on the TSR over the three-year performance period. During 2006 the Committee did not award any other form of equity to our NEOs pursuant to the Stock Plan.

The amount of equity compensation that is provided to each NEO in a given year is generally determined by guidelines based on the salary grade of each NEO. The guidelines are dependent on the Committee's assessment, for that year, of the appropriate balance between cash and equity compensation. In making that assessment, we consider factors such as retention and incentive practices and the relative percentages of cash and equity paid by the Peer Group companies, as reported to us by Watson Wyatt. The Committee also receives restricted stock grant recommendations from the CEO for NEOs other than the CEO. CEO restricted stock grants are determined solely by the Committee based principally on market and Peer Group data from Watson Wyatt and overall CEO performance. In 2006, the Committee granted restricted stock that, as a percentage of cash and equity (assuming performance at target levels), was approximately 50% for the CEO and 20% for the sixth NEO. This mix of equity and cash compensation gives our NEOs a substantial alignment with shareholders, while also permitting us to provide incentive to the NEOs to pursue specific short- and long-term performance goals.

A description of the form of equity awards that may be made under the Stock Plan follows.

     Stock Options and Stock Appreciation Rights. Stock options granted under the Stock Plan are exercisable at any time in any installments as determined by the Committee at the time of the grant. At the discretion of the Committee, any stock option granted under the Stock Plan may, at the time of grant, include a stock appreciation right. A stock appreciation right may be granted only in conjunction with a related stock option and is exercisable only at the time the related stock option is exercisable and only if the fair market value exceeds the stock option price of the related stock option. All stock options are granted at 100% of the fair market value of the Common Stock on the date of grant and have a ten-year term. Stock options previously granted under the Stock Plan cannot be re-priced by reducing the exercise price, nor may stock options previously granted under the Stock Plan be cancelled and replaced by a subsequent grant under the Stock Plan of stock options having a lower exercise price than the cancelled stock options.

     Restricted Stock. The Committee may award restricted shares of Common Stock to any eligible person it designates. The Committee may also award restricted shares of Common Stock conditioned on the attainment of one or more performance goals that relate to shareholder return, measured by performance criteria as determined by the Committee as set forth in the award.

     Phantom Shares. The Committee may grant phantom shares, the value of which is related to a share of Common Stock on terms and conditions as the Committee, in its discretion, may determine. Each grant of phantom shares specifies the number of phantom shares granted, the initial value of each phantom share (which will not be less than the fair market value of the Common Stock on the date of grant), the valuation dates, the number of phantom shares for each valuation date, any vesting schedule for such phantom shares, and any limitation on payment for such phantom shares.

     Performance Units. Each performance unit has an initial value that is established by the Committee at the time of grant and credited to a bookkeeping account established for the person. No person can be granted performance units during any one fiscal year with a value in excess of $2.5 million. The Committee can set performance periods and objectives and other terms and conditions of the grant based upon performance criteria determined by the Committee. The value of performance units will vary depending upon the achievement of the performance criteria as determined by the Committee. The Committee may pay earned performance units in cash, Common Stock or a combination thereof.

Under the Stock Plan, the Committee may permit select employees, including NEOs, to elect to receive all or a portion of their incentive payment under the Bonus Plan in the form of cash, shares of restricted stock, shares of restricted stock units or a combination of these alternatives. The Committee may also award additional shares of restricted common stock or restricted stock units to such select employees who elect to receive their incentive payment in the form of restricted stock or restricted stock units, provided that the value of all such additional restricted stock and restricted stock units awarded to an NEO does not exceed $2.5 million for any fiscal year.

Practices Regarding the Grant of Options. The Committee has generally followed a practice of making all grants to our officers on a single date each year. From 2000 to 2003, the Committee granted these awards at its regularly-scheduled meeting in August. There have been no stock option grants since August of 2003. We do not otherwise have any program, plan, or practice to time annual stock option grants to our executives in coordination with the release of material non-public information.

All stock option awards made to our NEOs, or any other employees or directors, are made pursuant to our Stock Plan. All stock options under the Stock Plan have been granted with an exercise price equal to the fair market value of our Common Stock on the date of grant. Fair market value is defined under the Stock Plan to be the closing market price of a share of our Common Stock on the date of grant. We do not have any program, plan, or practice of awarding stock options and setting the exercise price based on the Common Stock's price on a date other than the grant date. We do not have a practice of determining the exercise price of stock option grants by using average prices (or lowest prices) of our Common Stock in a period preceding, surrounding or following the grant date.

The Committee has no intention to grant stock options at this time or in the foreseeable future to our NEOs or any other employees or directors.

Perquisites

As part of our competitive compensation plan, our NEOs receive various perquisites provided by or paid for by us. These perquisites include, among other things, tax and financial planning services, executive physical examinations and long-term disability insurance.

The Committee reviews the perquisites provided to our NEOs on a regular basis, in an attempt to ensure that they continue to be appropriate in light of the Committee's overall goal of designing a compensation program for NEOs that maximizes the interests of our shareholders.

Deferred Compensation Plans

We have two plans that allow certain employees, including NEOs, to defer receipt of salary and/or bonus payments. The Bonus Plan allows for deferral of up to 100% of bonuses. CMS does not match bonus amounts that are deferred. The Deferred Salary Savings Plan ("DSSP") allows an eligible participant to defer from 1% to 6% of salary in excess of the Internal Revenue Code ("IRC") compensation limit ($220,000 in 2006) and receive a 60% match from CMS. In addition, a DSSP eligible participant may elect an additional deferral of up to 50% of the participant's salary for the calendar year. This additional deferral is not eligible for a CMS match. The combined maximum total deferral amount is 56%. The DSSP participant is required to participate with at least a 6% deferral into the qualified defined contribution Employees' Savings Plan. Funds equal to the deferred amounts are transferred to a mutual fund family at the time of deferral. Earnings or losses are based on the rate of return of the mutual funds selected by the participants in the DSSP.

The deferred compensation is funded by CMS; however, participants have only an unsecured contractual commitment from us to pay the amounts due under both the Bonus Plan and the DSSP. The funds transferred to the mutual fund family are considered general assets of CMS and are subject to claims of creditors.

We offer this plan because the Committee wishes to permit certain employees (at their discretion) to defer the obligation to pay taxes on certain elements of compensation that they are entitled to receive. The provisions of the DSSP and Bonus Plan plans permit them to do this while also receiving investment returns on deferred amounts, as described above. We believe that provision of these benefits is important as a retention and recruitment tool as many of the Peer Group companies provide similar provisions to their senior employees.

Post-Termination Compensation

Severance Agreements. We have entered into severance agreements with certain members of our senior management team, including certain NEOs. These agreements provide for payments and other benefits if the officer's employment terminates for a qualifying event or circumstance, such as being terminated without "Cause" or leaving employment for "Good Reason," as these terms are defined in the severance agreements. The severance agreements also contain "Change-in-Control" provisions that provide for benefits, which are generally more substantial than those provided under the severance provisions, upon a qualifying event or circumstances after there has been a "Change-in-Control" of CMS (as defined in the agreements). Additional information regarding the severance agreements and the Change-in-Control provisions, including a definition of key terms and a quantification of benefits that would have been received by our NEOs had termination occurred on December 31, 2006, is found under the heading "Potential Payments upon Termination or Change-in-Control" below. Mr. Brunner does not have a severance agreement but has a Change-in-Control agreement that provides Change-in-Control benefits that are substantially the same as those described above under Change-in-Control provisions.

The Committee believes that these severance and Change-in-Control arrangements are an important part of overall compensation for NEOs. The Committee believes that these agreements will help to secure the continued employment and dedication of our NEOs, notwithstanding any concern they may have regarding their own continued employment, prior to or following a Change-in-Control. The Committee also believes that these agreements are important for recruitment and retention, as all or nearly all of the Peer Group have similar agreements in place for their senior employees.

Pension Plans

Consumers Energy Pension Plan. The Consumers Energy Pension Plan (the "Pension Plan") is a funded, tax-qualified, noncontributory defined-benefit pension plan that covers certain employees hired before June 30, 2003. Benefits under the Pension Plan are based upon the employee's years of service and the average of the employee's 5 highest years of earnings while employed with us and our affiliated companies. This benefit is payable after retirement in the form of an annuity or a lump sum. Earnings, for purposes of the calculation of benefits under the Pension Plans, are generally defined to include base salary only. The amount of annual earnings that may be considered in calculating benefits under the Pension Plan is limited by law. For 2006, the annual limitation was $220,000. The Pension Plan is not open to new participants.

Defined Company Contribution Plan.   Employees, including NEOs, hired after June
30, 2003 are not eligible to participate in the Pension Plan. These employees are provided a Defined Company Contribution Plan ("DCCP"). Under the DCCP, CMS provides a contribution equal to 5% of regular employee earnings to the DCCP on behalf of the employee.

Supplemental Pension Plans

Supplemental Executive Retirement Plan. The Supplemental Executive Retirement Plan (the "DB SERP"), is an unfunded plan that provides out of our general assets an amount substantially equal to the difference between the amount that would have been payable under the Pension Plan, in the absence of legislation limiting pension benefits and earnings that may be considered in calculating pension benefits, and the amount actually payable under the Pension Plan. In addition, for officers, including NEOs, the DB SERP provides for an additional year of service credit for each year of service credit until the total of actual and additional service equal 20 years of service and includes any awards under the Bonus Plan as earnings. The maximum benefit under the DB SERP is attained after 35 years (including the additional years of service credit) and no further service credit is provided. Any benefit calculated under the Pension Plan is subtracted from the benefit calculated under the DB SERP. In certain circumstances, we fund trusts established to secure obligations to make payments under the DB SERP, however participants have an unsecured contractual commitment from us to pay the amounts due under this plan. The DB SERP is not open to new participants.

Defined Contribution Supplemental Executive Retirement Plan. Any employees, including NEOs, who were hired or promoted to an eligible position after March 30, 2006 are not eligible to participate in the DB SERP. Instead, we have a defined contribution SERP ("DC SERP") for these employees. Under the DC SERP, the company provides an amount equal to 5%, 10% or 15% of employee regular earnings plus any awards under the Bonus Plan, less any amounts taken into account under the DCCP or amounts taken into account under the Pension Plan. Funds equal to the DC SERP are transferred to a mutual fund family at the time CMS makes a contribution. Earnings or losses are based on the rate of return of the mutual funds selected by the participants in the DC SERP. Although the DC SERP is funded by us, participants have an unsecured contractual commitment from us to pay the amounts due under this plan.

We believe that our pension plans and the SERPs are an important part of the NEO compensation program. These plans serve a critically important role in the retention of our senior executives, as benefits thereunder increase for each year that these executives remain employed by us. The plans thereby encourage our most senior executives to remain employed by us and continue their work on behalf of our shareholders. We have considered the issue of potential overlap between the two long term focused plans (SERP and equity compensation) and concluded that both are appropriate elements. The SERP is designed to provide a predictable retirement income commensurate with pre-retirement cash compensation levels, and the equity plan is designed to align the interests of NEOs with our shareholders and is performance based and variable. Further, both are market practice and supportive of the philosophy to provide a competitive NEO package.

Employees' Savings Plans

Employees' Savings Plan and Deferred Salary Savings Plan. Under the Employees' Savings Plan for Consumers Energy and affiliated companies, a tax qualified retirement savings plan (the "Savings Plan"), participating employees, including NEOs, may contribute a percentage of their regular earnings, into their Savings Plan accounts. NEOs, because they are considered highly compensated, may only contribute up to 12.5% and only up to the Internal Revenue Service ("IRS") annual dollar limit. In addition, under the Savings Plan, we match in Common Stock, an amount equal to 60% of the first 6% of employee regular earnings contributions. We have decided that, beginning May 1, 2007, we will not match in Common Stock. Rather, the matching contribution will be allocated among the participant employees' investment choices. Participants in our DCCP plan receive a credit of 5% of regular earnings to their Savings Plan. Amounts held in Savings Plan accounts may not be withdrawn prior to the employee's termination of employment, or such earlier time as the employee reaches the age of 59 1/2, subject to certain exceptions set forth in the regulations of the IRS.

The Deferred Salary Savings Plan ("DSSP"). DSSP is paid out of CMS' general assets, credits Savings Plan participants with an amount substantially equal to the difference between the amount that, in the absence of legislation limiting annual additions to the Savings Plan, would have been allocated to an employee's account as before-tax contributions and matching contributions, minus the amount actually allocated under the Savings Plan.

In certain circumstances, we fund trusts established to meet our obligations to make payments under the DSSP, however, participants have an unsecured contractual commitment from us to pay the amounts due under the DSSP.

We maintain the Savings Plan for our employees, including our NEOs, because we wish to encourage our employees to save some percentage of their cash compensation for their eventual retirement. The Savings Plan permits employees to make such savings in a manner that is relatively tax efficient. We maintain the DSSP because we believe that it is not equitable to limit the matching portion of the program on the basis of a limit that is established by the IRS for purposes of federal tax policy.

Stock Ownership Guidelines

The Committee has established stock ownership guidelines for our officers. These guidelines require our officers to increase their equity stake in CMS and thereby more closely link their interests with those of our long-term shareholders. These stock ownership guidelines provide that, within 5 years of becoming an officer or promotion to a higher ownership requirement, each officer must own (not including unexercised stock options) shares of our common stock with a value of 1 to 5 times their base salary, depending on position. Mr. Joos, as CEO, is required to own 5 times his base salary. All other NEOs are required to own 3 times their base salary, except Mr. Fenech who is is required to own 2 times his base salary. All NEOs have met these guidelines with the exception of Mr. Brunner who has 5 years from his promotion to Senior Vice President and General Counsel to meet his new guideline amount.

We prohibit our officers from engaging in selling short our Common Stock or engaging in hedging or offsetting transactions regarding our Common Stock.

COMPENSATION DEDUCTIBILITY

Section 162(m) of the IRC limits the tax deductibility of compensation in excess of $1 million paid to a corporation's chief executive officer and to the other four highest-paid executive officers unless such compensation qualifies as "performance-based" and is approved by shareholders. Incentive awards under the terms of the Bonus Plan and awards of stock options under the Stock Plan qualify as performance-based compensation. Awards of restricted stock may qualify as performance-based, if the grant includes performance-based vesting criteria, as was the case with the 2004, 2005 and 2006 awards to the NEOs. Approval of the material terms of the performance goals under the Stock Plan and the Bonus Plan by CMS shareholders in 2004 permits compensation paid under these plans to be deductible by CMS.

Generally, the Committee attempts to ensure the deductibility of all compensation paid; however, the Committee may approve nondeductible compensation if necessary or desirable to achieve the goals of our compensation philosophy. In 2006, the Committee did not approve any such nondeductible compensation.

                COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT

The Compensation and Human Resources Committees (the "Committee") of the Boards of Directors of CMS and Consumers (the "Board") oversees CMS' and Consumers' compensation program on behalf of the Boards. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

In reliance on the review and discussions referred to above, the Committee recommends to the Boards that the Compensation Discussion and Analysis be included in CMS' and Consumers' Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and CMS' Proxy Statement to be filed in connection with CMS' and Consumers' 2007 Annual Meeting of Shareholders, each of which will be filed with the Securities and Exchange Commission.

                   COMPENSATION AND HUMAN RESOURCES COMMITTEE

                            John B. Yasinsky (Chair)
                                 Jon E. Barfield
                             Philip R. Lochner, Jr.
                                 Percy A. Pierre

                               COMPENSATION TABLES

                           SUMMARY COMPENSATION TABLE


                                                                                   Change in
                                                                                Pension Value &
                                                                                  Nonqualified
                                                                Non-Equity          Deferred
                                                 Stock        Incentive Plan      Compensation        All Other
Name and Principal                 Salary   Awards (1) (2)   Compensation (3)     Earnings (4)    Compensation (5)     Total
Position                   Year     ($)           ($)               ($)               ($)                ($)            ($)
------------------         ----   -------   --------------   ----------------   ---------------   ----------------   ---------
           (a)              (b)     (c)           (d)               (e)               (f)                (g)            (h)


DAVID W. JOOS...........   2006   946,000      1,640,914          860,860          1,377,773           46,861        4,872,408
President and CEO, CMS;
CEO, Consumers
THOMAS J. WEBB..........   2006   600,000        741,462          462,000            369,459           21,482        2,194,403
Exec Vice President &
CFO,
CMS & Consumers
JOHN G. RUSSELL.........   2006   460,000        541,664          354,200            388,826           27,172        1,771,862
President and COO,
Consumers; and deemed
CMS Executive Officer
THOMAS W. ELWARD........   2006   393,000        571,169          275,100            495,245           27,017        1,761,531
President and COO,
CMS Enterprises
JAMES E BRUNNER.........   2006   343,750        244,466          237,271            379,395           24,651        1,229,533
Senior Vice President,
CMS and Consumers
ROBERT A. FENECH........   2006   334,000        185,860          210,420            346,676           20,483        1,097,439
Senior Vice President,
Consumers
Former Exec. Officer:
S. KINNIE SMITH, JR.....   2006   325,000      1,045,514          270,756            382,352           74,058        2,097,680
Chief Legal Officer,
CMS and Consumers



   (1) These awards consist of restricted stock awarded between 2002 and 2006 under our Stock Plan that have been expensed in our 2006 financial statements. In April 2006 the Stock Plan was amended, to comply with
       Section 409A of the Internal Revenue Code, requiring acceleration in 2006 of expenses associated with certain prior year grants. Restricted stock awards for 2004-2006 are performance-based and vest 100% three years after the original grant date assuming the achievement of pre-established total shareholder return ("TSR") goals. One-half of the award is based on the achievement of an absolute TSR level ranging from 15% to 45% and one-half of the award is based on a relative comparison to the Peer Group. The amounts are based on the aggregate grant date fair value of the award determined pursuant to the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123R Share Based Payment ("FAS 123R"). See Note 10 Executive Incentive Compensation to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FAS 123R. For 2002-2003 restricted stock awards are tenure-based.

   (2) No option awards were granted during the calendar year 2006.

   (3) This compensation consists of cash awards under our Bonus Plan. In February of each year, the Committee sets targets for bonuses under the Bonus Plan. For fiscal year 2006, the Committee selected adjusted earnings per share and free cash flow as the relevant performance criteria. The payment was 140% of target. These cash awards were earned in 2006 but were approved by the Board and paid in March 2007.

   (4) The amounts shown in this column include the aggregate annual increase, as of November 30, 2006, in actuarial values of each of the NEO's benefits under our Pension Plan and DB SERP.

   (5) Detail supporting all other compensation is reflected in the All Other Compensation Table.

                             ALL OTHER COMPENSATION


                                                               Registrant        Life
                                 Personal                    Contributions     Insurance
                                  Tax &       Registrant    to Nonqualified       and
                                Financial   Contributions       Deferred      Disability
                                 Planning     to Company      Compensation     Insurance
                                 Services    Savings Plan      Plans (1)       Premiums     Other       Total
Name                               ($)           ($)              ($)             ($)        ($)         ($)
----                            ---------   -------------   ---------------   ----------   ------      ------
(a)                                (b)           (c)              (d)             (e)        (f)         (g)


David W. Joos.................    5,000         7,920            26,136          7,805         --      46,861
Thomas J. Webb................    5,000         7,920                --          8,562         --      21,482
John G. Russell...............    5,000         7,920             8,640          5,612         --      27,172
Thomas W. Elward..............    1,100         7,920             6,228         11,769         --      27,017
James E. Brunner..............    3,000         7,920             4,455          9,276         --      24,651
Robert A. Fenech..............      850         7,920             4,104          7,609         --      20,483
S. Kinnie Smith, Jr...........    5,000         7,920                --         11,138     50,000(2)   74,058



   (1) The compensation amounts reflected in this column are also disclosed in the subsequent Nonqualified Deferred Compensation Table (column (c)).

   (2) Mr. Smith was paid for his unused vacation upon his retirement.

                           GRANTS OF PLAN-BASED AWARDS


                                                                           Estimated Future Payouts       Grant
                                      Estimated Future Payouts Under                Under               Date Fair
                                        Non-Equity Incentive Plan           Equity Incentive Plan        Value of
                                                Awards(1)                         Awards(2)             Stock and
                                    ---------------------------------   -----------------------------     Option
                           Grant    Threshold     Target     Maximum    Threshold    Target   Maximum   Awards(2)
Name                        Date       ($)         ($)         ($)         (#)        (#)       (#)        ($)
----                      -------   ---------    -------    ---------   ---------   -------   -------   ---------
          (a)               (b)        (c)         (d)         (e)         (f)        (g)       (h)        (i)


David W. Joos..........   8/09/06         --          --           --     67,500    135,000   202,500   1,887,300
                               --    153,725     614,900    1,229,800         --         --        --          --
Thomas J. Webb.........   8/09/06         --          --           --     22,500     45,000    67,500     629,100
                               --     82,500     330,000      660,000         --         --        --          --
John G. Russell........   8/09/06         --          --           --     27,000     54,000    81,000     754,920
                               --     63,250     253,000      506,000         --         --        --          --
Thomas W. Elward.......   8/09/06         --          --           --     17,500     35,000    52,500     489,300
                               --     49,125     196,500      393,000         --         --        --          --
James E. Brunner.......   8/09/06         --          --           --     15,000     30,000    45,000     419,400
                               --     42,396     169,583      339,167         --         --        --          --
Robert A. Fenech.......   8/09/06         --          --           --      5,000     10,000    15,000     139,800
                               --     37,575     150,300      300,600         --         --        --          --
S. Kinnie Smith, Jr....        --         --          --           --         --         --        --          --
                               --     48,750     195,000      390,000         --         --        --          --



   (1) This compensation consists of cash awards under our Bonus Plan. For each NEO, the actual payment was 140% of target and is reported as Non-Equity Incentive Plan compensation in the Summary Compensation Table. These cash awards were earned in 2006 but were approved by the Board and paid in March 2007. The threshold payout is 25%, the target payout is 100% and the maximum payout is 200% under the Bonus Plan.

   (2) These awards consist of restricted stock awarded under our Stock Plan. Restricted stock awards are performance-based and vest 100% three years after the original grant date assuming the achievement of TSR goals. One-half of the award is based on the achievement of an absolute TSR level ranging from 15% to 45% and one-half of the award is based on a relative comparison to the Peer Group. The closing market price of Common Stock on the grant date of August 9, 2006 was $13.98 per share.

NARRATIVE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

Employment Agreements

During 2006, none of the NEOs were employed pursuant to an employment agreement with CMS or Consumers. Six NEOs have entered into Executive Severance Agreements which have change-in-control provisions and one NEO has entered into a Change-in-Control Agreement with us. Please see Potential Payments Upon Termination or Change-in-Control below for a description of such agreements.

Awards

During 2006, we granted equity awards to each of our NEOs pursuant to our Stock Plan. Restricted stock awarded in 2006 under the Stock Plan will vest in 2009 on the third anniversary of the date of grant. The vesting is subject to satisfaction of certain total shareholder return targets. These awards could vest, if at all, in an amount ranging from 25% to

150% of the specified target level of total return over the three-year performance period. Restricted stock awards include the right to vote and right to receive dividends, but may not be sold or transferred during the vesting period. Dividends on restricted stock will be earned and paid on the same terms and at the same rate as that paid on Common Stock. In 2006, restricted stock was awarded to each of the NEOs as follows: Mr. Joos, 135,000 shares; Mr. Webb, 45,000 shares; Mr. Russell, 54,000 shares; Mr. Elward, 35,000 shares; Mr. Brunner, 30,000 shares and Mr. Fenech, 10,000 shares.

In 2006, the Committee established potential cash bonuses for each of our NEOs under the Bonus Plan. The amount of the potential bonuses was tied to satisfaction of earnings per share and corporate free cash flow targets established by the Committee. In each case, the Bonus Plan bonuses were earned by the NEOs at 140% of the target level and are reported as "Non-Equity Incentive Plan Compensation" in the Summary Compensation Table.

Salary and Bonus in Proportion to the total of Salary, Bonus and Stock Awards (''Total Compensation")

Our NEOs generally receive from 48% to 80% of their Total Compensation in the form of base salary and cash incentive awards under our Bonus Plan. As noted in the Compensation Discussion and Analysis section, we believe that a substantial portion of each NEO's compensation should be in the form of equity awards. We believe that our current compensation program gives our NEOs substantial alignment with shareholders, while also permitting us to provide incentive to the NEOs to pursue specific short- and long-term performance goals. Please see Compensation Discussion and Analysis above for a description of the objectives of our compensation program and overall compensation philosophy.

                  OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END


                                      Option Awards                                   Stock Awards
                           -----------------------------------   -----------------------------------------------------
                                                                                                             Equity
                                                                                               Equity       Incentive
                                                                                              Incentive       Plan
                                                                                                Plan         Awards:
                                                                                               Awards:      Market or
                                                                                              Number of   Payout Value
                                                                                 Market       Unearned     of Unearned
                                                                  Number of       Value        Shares,       Shares,
                            Number of                             Shares or   of Shares or    Units or      Units or
                            Securities                            Units of      Units of        Other         Other
                            Underlying                              Stock         Stock        Rights        Rights
                           Unexercised    Option                  That Have     That Have     That Have     That Have
                            Options -    Exercise     Option     Not Vested    Not Vested    Not Vested    Not Vested
                           Exercisable     Price    Expiration       (1)           (2)           (1)           (2)
Name                           (#)          ($)        Date          (#)           ($)           (#)           ($)
----                       -----------   --------   ----------   ----------   ------------   ----------   ------------
  (a)                          (b)          (c)         (d)          (e)           (f)           (g)           (h)


David W. Joos............     20,000      35.9375     8/23/07      62,500       1,043,750      360,000      6,012,000
                              18,000      43.3750     8/22/08
                              32,000      39.0625     8/21/09
                              32,000      17.0000     3/23/10
                              50,000      31.0400     3/21/11
                              50,000      20.0000    10/27/11
                              65,000      22.2000     3/21/12
                             100,000       8.1200     8/30/12
                             100,000       6.3500     9/21/13
Thomas J. Webb...........     50,000       8.1200     8/30/12      36,250         605,375      135,000      2,254,500
                             100,000       6.3500     9/21/13
John G. Russell..........      8,000      34.8750    10/23/09      12,250         204,575      149,000      2,488,300
                              10,000      31.0400     3/21/11
                              16,000      22.2000     3/21/12
Thomas W. Elward.........      8,000      43.3750     8/22/08      12,500         208,750      105,000      1,753,500
                              12,000      39.0625     8/21/09
                              14,000      31.0400     3/21/11
                              16,000      22.2000     3/21/12
                              20,000       8.1200     8/30/12
James E. Brunner.........         --           --          --       1,000          16,700       45,000        751,500
Robert A. Fenech.........      4,900      35.9375     8/23/07       7,500         125,250       30,000        501,000
                               8,000      43.3750     8/22/08
                              14,000      39.0625     8/21/09
                              14,000      31.0400     3/21/11
                              14,000      22.2000     3/21/12
                              12,000       8.1200     8/30/12
S. Kinnie Smith, Jr......     65,000       8.1200     7/01/07                                   90,000      1,503,000
                             100,000       6.3500     7/01/07

   (1) Vesting dates for the outstanding shares of restricted stock are as follows:
       Mr. Joos: 137,500 (2007); 150,000 (2008); and 135,000 (2009).
       Mr. Webb: 66,250 (2007); 60,000 (2008); and 45,000 (2009).
       Mr. Russell: 52,250 (2007); 55,000 (2008); and 54,000 (2009).
       Mr. Elward: 42,500 (2007); 40,000 (2008); and 35,000 (2009).
       Mr. Brunner: 6,500 (2007); 9,500 (2008); and 30,000 (2009).
       Mr. Fenech: 14,000 (2007); 13,000 (2008); 10,000 (2009).
       Mr. Smith: 45,000 (2007); 45,000 (2008).

   (2) Based upon the December 31, 2006 closing price of Common Stock of $16.70 per share.

                        OPTION EXERCISES AND STOCK VESTED


                                                    Option Awards                Stock Awards
                                              -------------------------   -------------------------
                                               Number of                   Number of
                                                 Shares        Value         Shares        Value
                                              Acquired on   Realized On   Acquired on   Realized On
                                                Exercise      Exercise      Vesting      Vesting(1)
Name                                              (#)           ($)           (#)           ($)
----                                          -----------   -----------   -----------   -----------
  (a)                                             (b)           (c)           (d)           (e)


David W. Joos...............................       --            --          37,500        527,250
Thomas J. Webb..............................       --            --          21,250        299,175
John G. Russell.............................       --            --           7,250        102,015
Thomas W. Elward............................       --            --           7,500        105,450
James E. Brunner............................       --            --             875         12,263
Robert A. Fenech............................       --            --           4,500         63,270
S. Kinnie Smith, Jr.........................       --            --          61,250      1,683,150


   (1) Restricted stock vesting reflects awards originally granted in the years 2002 and 2003 that partially vested in 2006. The value realized is based upon the Common Stock closing price on the two 2006 vesting dates ($13.74 on 7/24/06 and $14.22 on 8/22/06).

                                PENSION BENEFITS


                                                             Number of     Present
                                                               Years       Value of      Payments
                                                             Credited    Accumulated   During Last
                                                            Service(1)     Benefit     Fiscal Year
Name                                           Plan Name        (#)          ($)           ($)
----                                         ------------   ----------   -----------   -----------
  (a)                                             (b)           (c)          (d)           (e)


David W. Joos..............................  Pension Plan      26.96        690,075           --
                                             DB SERP           35.00      5,695,066           --
Thomas J. Webb.............................  Pension Plan       4.55        130,021           --
                                             DB SERP            8.99        985,025           --
John G. Russell............................  Pension Plan      25.00        467,489           --
                                             DB SERP           26.17        974,189           --
Thomas W. Elward...........................  Pension Plan      34.40      1,098,754           --
                                             DB SERP           35.00      2,111,206           --
James E. Brunner...........................  Pension Plan      29.73        688,545           --
                                             DB SERP           34.93        636,265           --
Robert A. Fenech...........................  Pension Plan      20.75        759,305           --
                                             DB SERP           26.85      1,679,752           --
S. Kinnie Smith, Jr........................  Pension Plan      13.53              0      477,414(2)
                                             DB SERP           23.53      3,061,326           --



   (1) Under the DB SERP, the plan provides for an additional year of service credit for each year of service credit ("preference service") until the total of actual and additional service equal 20 years of service (during the first 10 years of service). After this limit is reached, no additional preference service is provided. The addition of preference service to the DB SERP benefit formula provides an increase to the DB SERP non-qualified benefit but does not affect the qualified pension plan benefit.

   (2) Mr. Smith retired as of July 1, 2006 and elected to receive a lump sum pension payout.

The Pension Plan is a funded, tax-qualified, noncontributory defined benefit pension plan. Benefits under the Pension Plan are based on the employee's years of service, age at retirement and the sum of the five highest calendar years of base pay divided by 60. Base pay excludes overtime pay and bonuses. Base pay for purposes of calculating a benefit cannot exceed the annual compensation limit established by law, which is $220,000 for 2006. Benefits are payable at retirement. A participant is vested in his or her benefit after 5 years of service. The standard form of benefit for an unmarried retiring employee is a life annuity. The standard form of benefit for a married retiring employee is a 50% joint and survivor annuity. The Pension Plan offers retiring employees additional forms of joint and survivor annuities, allowing retirees to select an alternative most suitable to their financial planning needs. An unmarried retiring employee may elect to have his or her benefit paid in the form of a single sum. A married retiring employee must receive the notarized consent of his/her spouse in order to elect a single sum payment. The benefit formula provides an annuity equal to 2.1% for the first 20 years of service and 1.7% for the next 15 years of service, to a maximum percentage of 67.5% for 35 years of service. This amount is subject to the Social Security adjustment which is .5% multiplied by 1/12th of the average of the participant's 3 most recent years of compensation, up to the maximum Social Security covered compensation for each year of service counted in the formula. To the extent an employee exceeds 35 years of service under the Pension Plan, an additional $20 per month is added to the annuity for each full year of service above 35. This benefit is added to the life annuity after the adjustment for Social Security. At the minimum retirement age of 55, 65% of the normal retirement age (age 65) benefit is available. The Pension Plan retirement benefit is unreduced at age 62. The Pension Plan provides an add-on benefit for long-term employees when an employee retires on or after age 58 and has 30 or more years of service.

This add-on benefit is equal to the participant's accrued retirement income as of September 1, 2000, if any, multiplied by the early retirement percentage at the time of the employee's retirement, and is added to the retiring employee's retirement annuity. The present value information contained in this report is based on a discount rate prescribed by the SEC and applied using the age at which a benefit is unreduced. Early retirement subsidies provided by the benefit formula of the Pension Plan and the actual discount rate required by the U.S. Department of Treasury may provide a greater present value to a participant retiring on or after age 55 but prior to the age of an unreduced benefit.

The Pension Plan also provides a temporary monthly Supplement Early Retirement Income ("SERI") subsidy to participants, payable at retirement if the participant is at least age 55 but not more than 62, age-plus-service equals 80 or greater, and his or her monthly life annuity benefit does not exceed $2,200. The SERI maximum is reduced by 4% for each full or partial year the participant has less than 30 years of service. The SERI portion of the benefit ceases at age
62. The Pension Plan provides a pre-retirement survivor benefit to the spouse of a married employee or one named beneficiary of an unmarried employee. The Pension Plan provides a disability retirement benefit to employees with at least 15 years of service who are found by CMS to be totally and permanently disabled. Payments continue until the participant recovers from the disability, elects early retirement or reaches the normal retirement age of 65, at which point the participant converts to a pension benefit using the formula detailed above. The monthly disability benefit is determined by multiplying $26.00 by years of plan service, plus an additional $350 per month if the participant does not qualify for any Social Security benefit. The minimum monthly disability benefit is $450.

The Pension Plan currently limits the annual annuity benefit under Section 415 of the IRC to no more than $175,000 payable at age 65. Mr. Elward is currently eligible to elect an early retirement and does qualify for the add-on benefit. The remaining NEOs are below the minimum retirement age of 55. The Present Value of Accumulated Benefit column above is determined using the FAS 87 discount rate (currently 5.75%) and the FAS 87 mortality for annuities (currently the year 2000 mortality table). Pension Plan benefits are subject to domestic relations orders.

The DB SERP is an unfunded non-qualified supplemental defined benefit plan which provides benefits based on pay, bonuses and added service that are not provided by the Pension Plan. The benefit formula used to determine the DB SERP annuity is the same as that used for the Pension Plan. The DB SERP does not contain an add-on benefit. The Pension Plan annuity is subtracted from the DB SERP annuity to determine the annuity payable from the DB SERP. Although a rabbi trust (a trust that is established for the benefit of its participants except that creditors of the Company can obtain resources of the trust) has been established by the Company for purposes of paying DB SERP benefits, participants have an unsecured contractual commitment from CMS to pay the amounts due under this plan. Under the DB SERP, a participant must have 5 full years of participation in the DB SERP and reach a minimum age of 55 to be able to receive the retirement benefit discussed above. Participants with 5 full years of service who voluntarily terminate service with CMS prior to age 55 receive a benefit without inclusion of bonuses and added service. Participants with 5 full years of service who non-voluntarily terminate service with CMS prior to age 55 receive their vested benefit starting the first of the month on or after their 55th birthday. The participant currently receives 38.3% of the age 65 benefit. A participant whose services are terminated for any reason prior to attaining 5 full years of actual or disability service is not eligible for payments from the DB SERP except as provided for in any employment agreement. The standard form of benefit is a monthly annuity. At the minimum retirement age of 55, 65% of the normal retirement age (age 65) benefit is available. The DB SERP benefit is unreduced at age 62. A participant may elect a single life annuity, a joint and survivor monthly annuity or a lump sum payment. For purposes of calculating a lump sum payment amount, the expected return on assets rate for the Pension Plan (currently 8.50%) is the interest rate applied using a deferred to age 65 annuity table to determine the value of the lump sum. The Present Value of Accumulated Benefit column in the table above is determined using the FAS 87 discount rate (currently 5.75%) and the FAS 87 mortality for annuities (currently the year 2000 mortality table). DB SERP benefits are subject to domestic relations orders.

                      NONQUALIFIED DEFERRED COMPENSATION(1)


                                                                                     Aggregate
                                     Executive       Registrant      Aggregate      Withdrawals/    Aggregate
                                   Contributions   Contributions      Earnings     Distributions   Balance at
                                     in Last FY      in Last FY    in Last FY(2)     in Last FY     Last FYE
Name                                    ($)             ($)             ($)             ($)            ($)
----                               -------------   -------------   -------------   -------------   ----------
(a)                                     (b)             (c)             (d)             (e)            (f)


David W. Joos....................      43,560          26,136          52,847                 --     503,860
Thomas J. Webb...................          --              --              --                 --          --
John G. Russell..................      14,400           8,640           5,608                 --      77,075
Thomas W. Elward.................      10,380           6,228           8,590                 --      66,720
James E. Brunner.................       7,425           4,455             970                 --      15,168
Robert A. Fenech.................       6,840           4,104          10,224                 --     100,703
S. Kinnie Smith, Jr..............          --              --           9,900                 --      78,083



   (1) Nonqualified deferred compensation plans are plans providing for deferral of compensation that do not satisfy the minimum coverage nondiscrimination and other rules that qualify broad-based plans for favorable tax treatment under the Internal Revenue Code. For CMS, this table only includes the DSSP and does not include CMS' contributions or related CMS match to the Savings Plan.

   (2) Any above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified, including such earnings on nonqualified defined contribution plans is already included in the Summary Compensation Table (column f).

An employee who has base salary (excluding any bonus, incentive or other premium pay) before deductions for taxes and other withholdings in excess of the IRC compensation limit ($220,000 for 2006) is eligible and may elect to participate in the unfunded nonqualified tax deferred defined contribution DSSP. A participant in the DSSP may elect in the prior year to defer from 1% to 6% of his or her base salary that exceeds the legal compensation limit and CMS will match 60% of the deferral; provided, however that the participant must also defer at least 6% of base salary under the Savings Plan. In addition, a DSSP eligible participant may elect an additional deferral up to 50% of the participant's base salary for the calendar year. This additional deferral is not eligible for a Company match. The combined maximum total of the two DSSP deferral amounts and the 6% Savings Plan deferral is 56% of base salary. At the time a participant elects a deferral, a distribution election is also made for this class year deferral. Each class year deferral is payable either at a certain date 5 or more years in the future (if the participant is still an employee), upon separation from service with CMS or as a series of payments from 2 to 15 years after separation from service. CMS has elected to outsource the DSSP record keeping to Fidelity Investments. In addition, CMS has elected to place funds with the record keeper to equal CMS' future obligations; however, the DSSP remains an unfunded deferred compensation plan and any amounts placed with the record keeper are subject to the claims of creditors of CMS. The participant decides how Company contributions are invested among a broad array of mutual funds selected by CMS and provided by the record keeper. The Company matching contribution is invested in a fund holding shares of Common Stock. All participants in the DSSP are restricted in the reallocation of participation in the Common Stock fund in order to comply with any rules of the SEC.

            POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

As noted above under the Compensation Discussion and Analysis -- Post-Termination Compensation -- Severance Agreements, we have entered into two separate types of agreements with our NEOs regarding termination. Six of the NEOs (Messrs. Joos, Webb, Russell, Elward, Fenech and Smith) have entered into Executive Severance Agreements ("ES Agreements") which provide for payments and other benefits if the NEO is terminated under circumstances specified in the ES Agreement at a time when we have not undergone a Change-In-Control (as defined in the ES Agreement). The ES Agreements also provide for payments and other benefits if the NEO is terminated under the circumstances specified in the ES Agreement within two years of a Change-in-Control of CMS. A description of terms of each of these Agreements follows. We have Change-in-Control Agreements ("CIC Agreements") that one of our NEOs (Mr. Brunner) has entered into. These CIC Agreements provide for payments and other benefits only if the NEO is terminated under the circumstances specified in the CIC Agreements within two years of a Change-in-Control of CMS.

Executive Severance Agreements. The ES Agreements provide for payments of certain benefits, as described in the table below, upon termination of the employment of an NEO. The NEO's rights upon a termination of his or her employment depend upon the circumstances of the termination. Central to an understanding of the rights of each NEO under the ES Agreements is an understanding of the definitions of "Cause" and "Good Reason" that are used in those agreements. For purposes of the ES Agreements:

- We have Cause to terminate the NEO if the NEO has engaged in any of a list of specified activities, including willful and continued failure to perform duties consistent with the scope and nature of his or her position, committing an act materially detrimental to the financial condition and/or goodwill of CMS or its subsidiaries, arrest for committing an act of fraud, embezzlement, theft, or other act constituting a felony involving moral turpitude.

- The NEO is said to have Good Reason to terminate his or her employment (and thereby gain access to the benefits described below) if we assign duties that are materially inconsistent with his or her position, materially reduce the NEO's compensation, require that the NEO's principal job location or office be located more than 35 miles from its location at the time the ES Agreement was entered into or other actions specified in the definition.

The ES Agreements require, as a precondition to the receipt of these payments, that the NEO sign a standard form of release in which he or she waives all claims that he or she might have against us and certain associated individuals and entities. They also include noncompete and nonsolicitation provisions that would apply for a period of 12 months following the NEO's termination of employment and nondisparagement and confidentiality provisions that would apply for an unlimited period of time following the NEO's termination of employment.

Change-in-Control Agreements and Provisions. All of the ES Agreements and CIC Agreements contain provisions which provide for payments in event of a Change-in-Control. The Change-in-Control provisions ("CIC Provisions") function in a similar manner to the severance provisions in the ES Agreements, except that NEOs become entitled to benefits under the CIC Provisions only if we have undergone a Change-in-Control during the two-year period prior to the NEO's termination of employment. A Change-in-Control of CMS is defined in both the ES Agreements and the CIC Agreements to mean:

- the consummation of certain types of transactions, including mergers and the sale of all, or substantially all, of our assets;

- the acquisition by any person or entity of the beneficial ownership of securities representing 25% or more of the combined voting power of our then outstanding voting securities;

- a change in the composition of our Board of Directors such that, within a period of two consecutive years, individuals who at the beginning of such two-year period constituted the Board of Directors and any new Directors elected or nominated by at least 2/3 of the Directors who were either Directors at the beginning of the two-year period or were so elected or nominated, cease for any reason to constitute a majority of the Board of Directors; or

- the liquidation or distribution of all or substantially all of our assets.

As with the ES Agreements severance provisions, the rights to which an NEO is entitled under the CIC Provisions upon a termination of his or her employment are dependent on the circumstances of the termination. As with the ES Agreements severance provisions, the definition of Cause and Good Reason are central to an understanding of the NEO's rights under the CIC Provisions. Under the CIC
Provisions:

- We have Cause to terminate the NEO if the NEO has engaged in any of a list of specified activities, including, but not limited to, willful and continued failure to perform duties consistent with the scope and nature of his or her position, committing an act materially detrimental to the financial condition and/or goodwill of CMS or its subsidiaries, arrest for committing an act of fraud, embezzlement, theft, or other act constituting a felony involving moral turpitude.

- The NEO is said to have Good Reason to terminate his or her employment (and thereby gain access to the benefits described below) if there is a change in the NEO's reporting responsibilities, titles or offices with us as in effect immediately prior to the Change-in-Control that is adverse to the NEO, assignment of duties materially inconsistent with the NEO's status, position, authority, duties, or responsibilities, or any other action by us that results in a substantial diminution of such position, authority, duties, responsibilities or any reduction in the NEO's compensation, benefits, or status (subject to the right to remedy for isolated, insubstantial and inadvertent reductions), or under other circumstances specified in the definition, including the NEO's principal job location or office be located more than 35 miles from its location at the time the CIC Agreement was entered into.

The benefits to be provided to the NEO in each of those situations are described in the table below, which assumes that the termination had taken place on December 31, 2006, the last day of our most recent fiscal year.

As part of the CIC Agreements we would pay all excise taxes. Restricted stock under the CIC Agreements has double trigger (both a change in control and a material change in employment conditions) vesting. Upon death or disability, 100% of such stock vests. Upon retirement, all restricted stock vests except for those granted during the 12 month period immediately preceding retirement. In the case of retirement, the Committee has the discretion to waive this provision and allow vesting of all restricted stock. NEOs cannot receive benefits under both the CIC and the termination provisions of the ES Agreements.

            POTENTIAL PAYMENTS UPON CHANGE-IN-CONTROL OR TERMINATION


                                   David W.    Thomas J.    John G.    Thomas W.    James E.   Robert A.
                                     Joos         Webb      Russell      Elward     Brunner      Fenech
                                      ($)         ($)         ($)         ($)         ($)         ($)
                                   --------    ---------    -------    ---------    --------   ---------


CHANGE IN CONTROL PAYMENTS(1):

Two times 2006 base salary......   1,892,000   1,200,000     920,000     786,000     687,500     668,000
Two times incentive plan bonus @
  100% performance target or
  actual whichever is greater...   1,721,720     924,000     708,400     550,200     474,542     420,840
Prorata incentive plan bonus
  based on service period in
  year triggered................     614,900     330,000     253,000     196,500     169,583     150,300
One year base salary plus
  incentive plan bonus -- 'Non-
  compete'......................   1,768,185   1,039,588     777,268     650,150     486,920     539,164
Medical Coverage Payment........      30,816      30,816      30,816      22,824      30,816      22,824
'In-the-Money' Stock
  Options(2)....................   1,893,000   1,464,000          --          --          --     102,960
Unvested restricted stock
  awards(2).....................   7,055,750   2,859,875   2,692,875   1,962,250     768,200     626,250
Excise Tax Equalization
  Payment(3)....................   4,505,625   1,942,993   1,889,292   1,364,817     933,554     649,771
                                  ----------   ---------   ---------   ---------   ---------   ---------
  Total.........................  19,481,996   9,791,272   7,271,651   5,532,741   3,551,115   3,180,109
                                  ----------   ---------   ---------   ---------   ---------   ---------

TERMINATION PAYMENTS(4):

Two times 2006 base salary......   1,892,000   1,200,000     920,000     786,000          --     668,000
Two times incentive plan bonus @
  100% performance target or
  actual whichever is greater...   1,721,720     924,000     708,400     550,200          --     420,840
Prorata incentive plan bonus
  based on service period in
  year triggered................     614,900     330,000     253,000     196,500          --     150,300
Medical Coverage Payment........      20,544      20,544      20,544      15,216          --      15,216
                                  ----------   ---------   ---------   ---------   ---------   ---------
  Total.........................   4,249,164   2,474,544   1,901,944   1,553,244          --   1,254,356
                                  ----------   ---------   ---------   ---------   ---------   ---------




   (1) Pursuant to the CIC Provisions in the ES Agreements for Messrs. Joos, Webb, Russell, Elward and Fenech and pursuant to the Change in Control Agreements for Mr. Brunner. In addition to the amounts shown above, in the event of a Change-of-Control, Messrs. Joos, Webb, Russell, Elward, Brunner and Fenech, would receive the following incremental increases in their monthly SERP benefits: $13,606; $12,992; $5,236; $5,012; $7,966;
       and $4,223, respectively.

   (2) Based upon the December 31, 2006 closing price of Common Stock of $16.70 per share.

   (3) As part of the CIC Agreements, we will make an Excise Tax Equalization Payment to reimburse the NEO for all applicable excise taxes and all income and employment taxes related to that reimbursement. The listed Change In Control payments are generally subject to excise taxes, except for the stock options, the non-compete payments and a small portion of the restricted stock awards.

   (4) Pursuant to the ES Agreements.

S. Kinnie Smith, Jr. is not reflected in the table above as he retired from CMS during calendar year 2006.

                             DIRECTORS' COMPENSATION


                                                                            Change in
                                                                          Pension Value
                                                           Non-Equity    & Nonqualified
                                Fees                        Incentive       Deferred      All Other
                              Earned or        Stock          Plan        Compensation     Compen-
                            Paid in Cash   Awards(1)(2)   Compensation     Earnings(3)    sation(4)    Total
Name                             ($)            ($)            ($)             ($)           ($)        ($)
----                        ------------   ------------   ------------   --------------   ---------   -------
  (a)                            (b)            (c)            (d)             (e)           (f)        (g)


Current Directors:

Merribel S. Ayres.........      61,500         99,341               --               --         --    160,841
Jon E. Barfield...........      74,000         45,000               --               --         --    119,000
Richard M. Gabrys.........      73,750         78,336               --               --         --    152,086
Philip R. Lochner, Jr. ...      74,750         78,336               --               --         --    153,086
Michael T. Monahan........      75,375        114,344               --               --      3,187    192,906
Joseph F. Paquette, Jr. ..      79,375        114,344               --               --      5,716    199,435
Percy A. Pierre...........      64,500        112,113               --               --      3,187    179,800
Kenneth L. Way............      71,875        112,113               --               --         --    183,988
Kenneth Whipple...........     169,500         83,205               --               --      5,716    258,421
John B. Yasinsky..........      77,375        112,113               --               --     11,109    200,597

Former Directors:

Earl D. Holton............      28,250         67,113               --               --     12,922    108,285
S. Kinnie Smith, Jr. .....          --             --               --               --      5,000      5,000



   (1) These awards consist of restricted stock awarded between 2000 and 2006 under our Stock Plan and predecessor plans that have been expensed in our 2006 financial statements. In April 2006 the Stock Plan was amended, to comply with Section 409A of the Internal Revenue Code, requiring acceleration in 2006 of expenses associated with prior year grants. In 2006, all of the non-employee directors were granted a number of shares of restricted stock with a fair market value at the time of grant of approximately $45,000.

   (2) The aggregate number of unvested stock awards outstanding as of December 31, 2006 for each director: Ms. Ayres, 10,020 shares; Mr. Barfield, 3,483 shares; Mr. Gabrys, 6,539 shares; Mr. Lochner, 6,539 shares; Mr. Monahan, 10,020 shares; Mr. Paquette, 10,020 shares; Mr. Pierre, 10,020 shares; Mr. Way, 10,020 shares; Mr. Whipple, 6,539 shares; and Mr. Yasinsky, 10,020 shares.

   (3) The amounts shown in this column, if any, include only nonqualified deferred compensation earnings.

   (4) All Other Compensation for the current directors includes imputed income related to health or life insurance. Upon their retirement, CMS made a contribution of $5,000 to certain charitable organizations in the names of each of Messrs. Holton and Smith.

NARRATIVE TO DIRECTOR COMPENSATION TABLE

In 2006, directors who were not CMS or Consumers employees received an annual retainer fee of $30,000 (which was increased to $40,000 effective January 1, 2007), $1,500 for attendance at each Board meeting, $750 per meeting for special telephonic meetings of the Board (or one-half the regular Board meeting rates) and $1,500 for attendance at each committee meeting. In addition, the Chair of the Audit Committee received an annual retainer fee of $10,000 and each other Audit Committee member received an annual retainer fee of $2,000. The Chairs of the Compensation and Human Resources Committee, Finance Committee, and the Governance and Public Responsibility Committee each received an annual retainer fee of $7,500. The Chair of the Ad Hoc Litigation Oversight Committee receives a monthly retainer fee of $625.

In May 2006, all of the non-employee directors were granted a number of shares of restricted stock with a fair market value at the time of grant of approximately $45,000. In 2007, the annual restricted stock award will have a fair market value at the time of the May grant of $45,000. These restricted shares must be held for at least three years from the date of grant. Stock ownership guidelines have been adopted by the Board that align further the interests of the directors with the long term shareholders. Board members are required to hold Common Stock equivalent in value to 5 times their annual cash retainer within 5 years of becoming a director.

Directors are reimbursed for expenses incurred in attending Board or committee meetings and other company business. Directors who are CMS or Consumers employees do not receive retainers or meeting fees for service on the Board or as a member of any Board committee. Non-employee directors receive a single retainer fee and restricted share award for service on the CMS and Consumers Boards and each of their committees, as well as a single meeting attendance fee for concurrent meetings of the CMS and Consumers Boards or committees.

Pursuant to the Directors' Deferred Compensation Plan, a CMS or Consumers director who is not an employee may, at any time prior to a calendar year in which a retainer and fees are to be earned, irrevocably elect to defer payment, through written notice to CMS or Consumers, of all or a portion of any of the retainer and fees that would otherwise be paid to the director. Deferred amounts will be distributed in a lump sum or in annual installments in cash, as specified in the director's initial election. Fidelity Investments, an independent record keeper, administers the Directors' Deferred Compensation Plan. The participant decides how contributions are invested among a broad array of mutual funds selected by and provided by the record keeper. Funds equal to the amounts deferred are transferred to Fidelity Investments. Any payment to the director remains an unsecured contractual right to a payment.

Effective with the Annual Meeting of Shareholders in May of 2004, the Boards' retirement payments policy was discontinued. Although certain current and previously retired directors' accrued benefits under the policy will be preserved, no further years of service will be accrued nor will future increases in the cash retainer impact the preserved payments under this policy. Prior to its discontinuance, the directors' retirement payments policy provided those directors who retire with 5 years of service on the Board with annual retirement payments equal to the retainer. These payments continue for a period of time equal to the director's years of service on the Board. All preserved payments will cease at the death of the retired director.

All non-employee directors historically had been offered optional life insurance coverage, business-related travel accident insurance, and optional health care insurance, and CMS and Consumers paid the premiums associated with participation by directors. These insurance coverages will not be provided by the Corporation to directors who had not elected the optional coverage prior to the Annual Meeting of Shareholders in 2004. The imputed income for the life insurance coverage in 2006 was: Messrs. Monahan, $3,187; Paquette, $5,716; Pierre, $3,187; Whipple, $5,716; and Yasinsky, $3,187. The imputed income for health insurance coverage in 2006 was: Mr. Yasinsky, $7,922.

In connection with Mr. Whipple's resignation as CMS and Consumers CEO effective October 1, 2004, and the termination of his employment agreement and its ongoing compensatory elements as an employee, each of the Compensation and Human Resources Committees and the Governance and Public Responsibility Committees reviewed his new responsibilities as non-executive Chairman of CMS and Consumers. After review of peer compensation data for such positions and in consultation with the Committees' independent compensation consultant, the Committees recommended, and the Boards approved, that Mr. Whipple receive the various elements of the regular non-employee director compensation program, as well as an additional annual cash retainer fee of $120,000 as Chairman of the Boards. It should be noted, however, that Mr. Whipple does not serve on any of the standing committees of the Boards, other than the Executive Committees, and thus does not receive the retainers described above but does receive an Executive Committee attendance fee.

                          REPORT OF THE AUDIT COMMITTEE

The Audit Committees of the Boards of Directors of CMS and Consumers oversee CMS' and Consumers' financial reporting process on behalf of the Boards. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the systems of internal controls.

In fulfilling their oversight responsibilities, the Audit Committees reviewed and discussed the audited consolidated financial statements of CMS and Consumers set forth in CMS' and Consumers' 2006 Annual Report to Shareholders and CMS' and Consumers' Annual Report on Form 10-K for the year ended December 31, 2006 with management of CMS and Consumers. The Audit Committee also discussed with Ernst & Young LLP, independent registered public accounting firm for CMS and Consumers, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with United States generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended.

The Audit Committees have received the written communication from Ernst & Young LLP required by Independence Standards Board Standard No. 1, have considered the compatibility of non-audit services with the auditors' independence, and have discussed with Ernst & Young LLP their independence from CMS and Consumers.

In reliance on the review and discussions referred to above, the Audit Committees recommended to the Boards that the audited consolidated financial statements be included in CMS' and Consumers' Annual Report on Form 10-K for 2006 for filing with the Securities and Exchange Commission.

                                 AUDIT COMMITTEE

                           Michael T. Monahan (Chair)
                                Richard M. Gabrys
                             Joseph F. Paquette, Jr.
                                 Kenneth L. Way

         FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP was the independent registered public accounting firm for CMS and Consumers in each of the last two fiscal years. Fees, including expenses, for professional services provided by Ernst & Young LLP in each of the last two fiscal years, in each of the following categories are:


                                                       2006         2005
                                                    ----------   ----------


Audit Fees........................................  $8,518,000   $8,990,000
Audit-Related Fees................................     612,000      132,000
Tax Fees..........................................           0            0
                                                    ----------   ----------
  Total Fees......................................  $9,130,000   $9,122,000
                                                    ==========   ==========



Amounts reported above include fees paid by Consumers.

Fees for audit services include fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q, comfort letters, required statutory audits, fees related to the audit of our internal controls over financial reporting as required by the Sarbanes-Oxley Act of 2002 and other attest services. Of the aggregate audit fees disclosed above, fees related to the audits of internal controls over financial reporting were $2,300,000 in 2006 and $3,014,000 in 2005. Audit-related fees include fees associated with audits of employee benefit plans and accounting consultation on proposed transactions. Tax fees include fees for tax compliance, tax advice, and tax planning.

The Audit Committees have adopted a policy that requires advance approval for all audit, audit-related, tax services, and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committees of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committees must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committees have delegated to the Chair of the Audit Committees authority to approve permitted services, provided that the Chair reports any decisions to the Committees at their next scheduled meeting.

 PROPOSAL 2: RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING
                                      FIRM

The Audit Committees of the Corporation's and Consumers' Boards of Directors have adopted the following policy:

     The Audit Committee's selection of the Corporation's independent auditor shall be submitted to the Corporation's shareholders for their ratification at the Corporation's Annual Meeting of Shareholders. If a majority of shares voted do not ratify the Audit Committee's selection, the Audit Committee will consider the shareholder views when considering its selection of a different independent auditor for the Corporation or its continued retention of its existing auditor for that year. This policy will be in effect commencing with the Corporation's 2004 Annual Meeting of Shareholders.

The Audit Committees have selected PricewaterhouseCoopers LLP ("PWC"), independent registered public accounting firm, to audit our consolidated financial statements for the year 2007. Ernst & Young LLP served as our registered public accounting firm for the year 2006. A representative of Ernst & Young LLP and PWC will be present at the annual meeting of shareholders and will have an opportunity to make a statement and respond to appropriate questions.

On November 30, 2006, CMS dismissed Ernst & Young as its independent registered public accounting firm. The decision to dismiss Ernst & Young was recommended and approved by the Audit Committee of the Board of Directors of CMS (the "Audit Committee") and was the result of a competitive bidding process conducted in the ordinary course of business. Ernst & Young continued as the auditors for the consolidated financial statements of CMS for the fiscal year ended December 31, 2006.

During CMS' two most recent fiscal years ended December 31, 2006 and December 31, 2005 and the subsequent interim period through February 28, 2007, there were no disagreements with Ernst & Young on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which disagreement(s), if not resolved to the satisfaction of Ernst & Young, would have caused them to make reference to the subject matter of the disagreement(s) in connection with their reports on CMS' consolidated financial statements for such years.

During CMS' two most recent fiscal years ended December 31, 2006 and December 31, 2005 and the subsequent interim period through February 28, 2007, there have been no "reportable events" as defined in Regulation S-K, Item 304(a)(1)(v), except for a material weakness at CMS regarding internal controls over financial reporting relating to accounting for income taxes as of December 31, 2005, which was subsequently remediated.

Approval of this proposal requires the affirmative vote of the holders of a majority of shares of CMS Common Stock voting on the proposal.

YOUR BOARD RECOMMENDS RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS.

                        2008 PROXY STATEMENT INFORMATION

A shareholder who wishes to submit a proposal for consideration at the 2008 annual meeting pursuant to the applicable rules of the SEC must send the proposal to reach our Corporate Secretary on or before December 13, 2007. In any event, if we have not received written notice of any matter to be proposed at that meeting by February 26, 2008, the holders of the proxies may use their discretionary voting authority on any such matter. The proposals should be addressed to: Corporate Secretary, CMS Energy Corporation, One Energy Plaza, Jackson, Michigan 49201.

(CMS ENERGY LOGO)

Thank you for being a CMS Energy shareholder.

Please take a moment now to vote your shares for the upcoming annual shareholders' meeting.

                             YOUR VOTE IS IMPORTANT!
                       YOU CAN VOTE IN ONE OF THREE WAYS:

OPTION 1:     VOTE BY TELEPHONE: Call TOLL FREE 1-888-297-9641 using a touch tone phone 24 hours a day, 7 days per week. Have your attached proxy card at hand when you call and then follow the instructions.
              If you wish to vote as recommended by the Board of Directors, simply press 1. That's all there is to it...End of call. If you do not wish to vote as the Board recommends, you need only respond to a few simple prompts. THERE IS NO CHARGE FOR THIS CALL.

                 -----------------------------------------
(TELEPHONE       (ARROW                                        (COMPUTER
GRAPHIC)         GRAPHIC)                                      GRAPHIC)
                 FOR TOUCH TONE TELEPHONE - 1-888-297-9641

                 INTERNET VOTING - WWW.PROXYVOTING.COM/CMS

                 -----------------------------------------

              (Your telephone or Internet vote authorizes the voting of your shares in the same manner as if you had marked, signed and returned your proxy card.)

OPTION 2:     VOTE VIA THE INTERNET: Access WWW.PROXYVOTING.COM/CMS and respond to a few simple prompts.

              THANK YOU FOR VOTING BY TELEPHONE OR INTERNET AND SAVING COSTS!

OPTION 3:     If you do not have access to a touch tone phone or to the
              Internet, please complete and return the proxy card below.

                PLEASE FOLD AND DETACH PROXY CARD AT PERFORATION
      (AFTER YOU VOTE BY PHONE OR INTERNET, PLEASE THROW AWAY THIS CARD.)

(CMS ENERGY LOGO)              COMMON STOCK PROXY
                       SOLICITED BY THE BOARD OF DIRECTORS
                       FOR ANNUAL MEETING OF SHAREHOLDERS

The undersigned appoints KENNETH WHIPPLE, DAVID W. JOOS and CATHERINE M. REYNOLDS, and each of them, proxies with full power of substitution, to vote on behalf of the undersigned at the annual meeting of shareholders of CMS Energy Corporation to be held at the Corporate Headquarters located at One Energy Plaza, Jackson, Michigan, at 9:00 AM Eastern Daylight Saving Time on May 18, 2007 and at any adjournment(s) thereof. Said proxies, and each of them present and acting at the meeting, may vote upon the matters set forth on the reverse side hereof and with discretionary authority on all other matters that come before the meeting, all as more fully set forth in the Proxy Statement received by the undersigned. The shares represented hereby will be voted on the proposals as specified. IF THIS PROXY IS RETURNED SIGNED BUT NOT COMPLETED, IT WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS ON ALL ITEMS.

                                        IF YOU CANNOT VOTE BY TOUCH TONE PHONE
                                        OR INTERNET, PLEASE VOTE, SIGN AND DATE
                                        THIS PROXY ON THE REVERSE SIDE AND
                                        RETURN IT IN THE ENCLOSED ENVELOPE.
                                        THANK YOU FOR YOUR PROMPT RESPONSE.

PLEASE VOTE BY TOUCH TONE TELEPHONE OR INTERNET IF POSSIBLE TO MINIMIZE COSTS.

[ ] TO VOTE AS RECOMMENDED by the Board of Directors on all items, PLEASE MARK THIS BOX, SIGN, DATE AND RETURN THIS PROXY. (No additional boxes need to be marked. If additional boxes are marked, this box will take precedence.)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

(1) ELECTION OF   [ ]  FOR all nominees listed below (except as indicated below)
    DIRECTORS     [ ]  WITHHOLD AUTHORITY to vote for all nominees listed below

    (01) Merribel S. Ayres, (02) Jon E. Barfield, (03) Richard M. Gabrys,
    (04) David W. Joos, (05) Philip R. Lochner, Jr., (06) Michael T. Monahan,
    (07) Joseph F. Paquette, Jr., (08) Percy A. Pierre, (09) Kenneth L. Way,
    (10) Kenneth Whipple, and (11) John B. Yasinsky.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

                                                                      FOR  AGAINST  ABSTAIN
(2) Ratification of independent registered public accounting firm.    [ ]    [ ]      [ ]

IF YOU CANNOT VOTE BY TELEPHONE OR INTERNET, PLEASE SIGN, DATE AND    Signed ______________
RETURN THIS PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS NEEDED
IF MAILED IN THE UNITED STATES.                                       Dated _________, 2007

[ ] INTERNET ACCESS: I would prefer to access annual reports and proxy statements on the internet. (No paper copies. You do not need to provide an E-mail address.)

[ ] ANNUAL REPORTS: I receive more than one CMS annual report. Please do not send annual reports for this account in the future.

(CMS ENERGY LOGO)

                           CMS Energy Corporation and
                            Consumers Energy Company

                               ANNUAL SHAREHOLDERS
                                     MEETING

                             CORPORATE HEADQUARTERS
                                ONE ENERGY PLAZA
                                Jackson, Michigan
                              Phone: (517) 788-0550
                            MAY 18, 2007 AT 9:00 A.M.
                           website: www.cmsenergy.com

DIRECTIONS TO ONE ENERGY PLAZA

-    Take I-94 to Cooper Street, Exit 139, south

-    Travel one mile south on Cooper Street then veer right on N. Francis Street

-    Turn left on drive into Corporate Headquarters

-    Park in parking garage immediately to your right